AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1996

                                                         REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-1


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              CARDIOPULMONARY CORP.
             (Exact name of registrant as specified in its charter)

        DELAWARE                            3842                 06-1240435
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                              200 CASCADE BOULEVARD
                           MILFORD, CONNECTICUT 06460
                                 (203) 877-1999

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              JAMES W. BIONDI, M.D.
                              CARDIOPULMONARY CORP.
                              200 CASCADE BOULEVARD
                           MILFORD, CONNECTICUT 06460
                                 (203) 877-1999
                            FACSIMILE: (203) 877-3401
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copies to
           PAUL JACOBS, ESQ.                        STEVEN A. WILCOX, ESQ.
      FULBRIGHT & JAWORSKI L.L.P.                        ROPES & GRAY
           666 FIFTH AVENUE                         ONE INTERNATIONAL PLACE
       NEW YORK, NEW YORK 10103                   BOSTON, MASSACHUSETTS 02110
            (212) 318-3000                              (617) 951-7000
       FACSIMILE: (212) 752-5958                   FACSIMILE: (617) 951-7050

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                                           PROPOSED
                                                             PROPOSED       MAXIMUM
                                                              MAXIMUM      AGGREGATE            AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES         AMOUNT TO BE  OFFERING PRICE   OFFERING           REGISTRATION
          TO BE REGISTERED                   REGISTERED    PER SHARE (2)   PRICE (2)             FEE (2)
- -----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value .........      2,300,000 (1)     $11.00      $25,300,000           $8,724.14
===========================================================================================================

(1) Includes 300,000 shares of Common Stock subject to over-allotment options granted to the several Underwriters. See "Underwriting."

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                              CARDIOPULMONARY CORP.

                                   ----------

                              Cross-Reference Sheet

        (Between Items of Form S-1 Registration Statement and Prospectus)

                                   ----------

FORM S-1 ITEM AND CAPTION                               PROSPECTUS CAPTIONS
- -------------------------                               -------------------

 1.   Forepart of the Registration Statement
       and Outside Front Cover Page of Prospectus ....  Outside Front Cover Page

 2.   Inside Front and Outside Back Cover
       Pages of Prospectus ...........................  Inside Front Cover Page; Additional Information; Outside
                                                        Back Cover Page

 3.   Summary Information, Risk Factors
       and Ratio of Earnings to Fixed Charges ........  Prospectus Summary; Risk Factors

 4.   Use of Proceeds ................................  Prospectus Summary; Use of Proceeds

 5.   Determination of Offering Price ................  Outside Front Cover Page; Underwriting

 6.   Dilution .......................................  Dilution

 7.   Selling Security Holders .......................  Not Applicable

 8.   Plan of Distribution ...........................  Outside and Inside Front Cover Pages; Underwriting

 9.   Description of Securities to be Registered .....  Capitalization; Description of Capital Stock

10.   Interests of Named Experts and Counsel .........  Legal Matters; Experts

11.   Information With Respect to the Registrant .....  Outside and Inside Front Cover Pages; Prospectus
                                                        Summary; Risk Factors; Use of Proceeds; Dividend
                                                        Policy; Capitalization; Selected Financial Data;
                                                        Management's Discussion and Analysis of Financial
                                                        Condition and Results of Operations; Business;
                                                        Management; Principal Stockholders; Certain
                                                        Transactions; Description of Capital Stock;
                                                        Financial Statements

12.   Disclosure of Commission Position on
       Indemnification for Securities
       Act Liabilities ...............................  Not Applicable


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                    SUBJECT TO COMPLETION, DATED MAY 22, 1996


                                2,000,000 SHARES

                              CARDIOPULMONARY CORP.


                                  COMMON STOCK

                                   ----------

     Cardiopulmonary Corp. ("Cardiopulmonary" or the "Company") hereby offers 2,000,000 shares of Common Stock (the "Common Stock"). Prior to this offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price of the Common Stock will be between $9.00 and $11.00 per share. See "Underwriting" for information regarding the factors considered in determining the initial public offering price. The Company will apply to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "CPCP."

                                   ----------

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                        SEE "RISK FACTORS" ON PAGES 6-12.

                                   ----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

================================================================================
                                            UNDERWRITING
                            PRICE TO        DISCOUNTS AND         PROCEEDS TO
                             PUBLIC        COMMISSIONS (1)        COMPANY (2)
- --------------------------------------------------------------------------------
Per Share ..........          $                 $                    $
- --------------------------------------------------------------------------------
Total (3) ..........       $                 $                    $
================================================================================

(1) Does not include additional compensation to the Representatives of the Underwriters. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2)  Before deducting expenses payable by the Company estimated at $700,000.

(3) The Company has granted to the Underwriters a 30 day option to purchase up to an aggregate of 300,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
     to Company will be $        , $         and $        , respectively. See
     "Underwriting."

                                   ----------

     The Common Stock is offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares will be made in New York, New York, on or
about        , 1996.


         ADVEST, INC.                           CRUTTENDEN ROTH
                                                  INCORPORATED



             The date of this Prospectus is       , 1996

                             THE VENTURI VENTILATOR



                                 [PHOTOGRAPH OF
                               VENTURI VENTILATOR]

The Company's Venturi ventilator incorporates proprietary "smart" software and pneumatic hardware to continuously control patient airway flow and pressure throughout all phases of the respiratory cycle, including the active control of exhalation.


The Venturi is controlled through an active, full-color, integrated graphics display and touchscreen that depicts the patient's respiratory status. The Venturi displays a comprehensive set of widely used and clinically established respiratory parameters and waveforms.


                                 [PHOTOGRAPH OF
                                CONTROL DISPLAY]


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus.

                                   THE COMPANY

     Cardiopulmonary Corp. designs, develops and assembles advanced, software-driven ventilators which it believes represent a new generation of life support technology for the treatment of intensive care and anesthesia patients. The Company's first product, the Venturi ventilator, incorporates proprietary "smart" software and pneumatic hardware to continuously control patient airway flow and pressure throughout all phases of the respiratory cycle, including the active control of exhalation. These unique features enable continuous automatic adjustment within and between individual breaths to tune therapy to patient-specific demands and to supplement the patient's spontaneous breathing efforts without suppressing or mechanically overriding the patient's natural drive to breathe. The Company believes that these features will fundamentally change the practice of applied respiratory care by reducing the work of breathing, accelerating weaning from mechanical ventilatory support and reducing ventilator dependence. As a result, the Company believes the Venturi will improve patient outcomes, shorten the length of hospital stays and reduce treatment costs.

     Respiratory dysfunction represents one of the most prevalent and costly conditions in healthcare. The National Center for Health Statistics reports that lung disease affects some 25 million people and is the third leading cause of death in the United States. Furthermore, the cumulative effects of air pollution, smoking, and the increasing incidence of the acquired immunodeficiency syndrome (AIDS), together with the aging of the United States population, are expected to cause a significant increase in the need for respiratory care. Mechanical ventilation is required for the treatment of acute respiratory failure due to primary lung disease and for a variety of secondary causes of respiratory failure, including heart attacks, circulatory failure, strokes, sepsis and trauma. In addition, patients undergoing general anesthesia and surgery require temporary ventilation to sustain breathing during surgery and/or in the immediate post-operative period. The American Society of Anesthesiology estimates that 22 million surgical procedures are performed in the United States each year; a significant portion of these procedures requires general anesthesia.

     The Company has entered into an exclusive distribution agreement with Kontron Instruments Ltd. for the promotion, sales, servicing and distribution of Venturi products in Europe and certain other jurisdictions. Kontron is a subsidiary of Kontron Instruments Holding N.V., a leading manufacturer and distributor of medical and scientific instruments with over $175 million in annual sales and an established critical care sales force which includes approximately 60 European sales representatives. To date, Kontron has funded most of the expenditures relating to European regulatory approvals for the Venturi, and through direct investments owns approximately 12% of the Company prior to this offering. Subject to certain termination rights, the distribution agreement with Kontron calls for Kontron to purchase specified quantities of the Venturi ventilator through the end of 1997, after which time the parties have agreed to negotiate in good faith concerning a new purchase schedule. In addition, Kontron has agreed to expend a total of at least $1,000,000 for promotion, advertisement and selling of the Venturi, the timing of which expenditure is based on the receipt by the Company of certain regulatory approvals for the Venturi. The Company currently is supplying demonstration units to Kontron and expects to begin commercial sales efforts through Kontron in the second half of 1996. See "Business--Distribution Agreement with Kontron."

     The Company's objective is to become a leading provider of advanced ventilatory support and other critical care systems in the United States and internationally. The important elements of the Company's strategy are to (i) establish the Company's Venturi system as a new standard of care in advanced ventilatory support, (ii) focus initial sales efforts on leading teaching hospitals and clinical opinion leaders, (iii) initiate clinical marketing studies to validate certain key benefits of the Venturi, (iv) establish international presence through Kontron and other strategic alliances, (v) establish a direct sales force and selected distributor network in the United States, and (vi) leverage core ventilation technologies to create new products and maintain product leadership.

     The Venturi has received Section 510(k) pre-market clearance from the U.S. Food and Drug Administration and has passed IEC 601 safety tests administered by the British Standards Institution. As a result, the Company may begin commercial sales of the Venturi in the United States and most European countries other than Germany and France, where specific regulatory applications are pending. The European and United States product launches for the Venturi presently are scheduled for the second half of 1996. In addition, the Venturi's software and hardware have been specifically designed as a platform to accommodate future enhancements for ventilation, patient monitoring and anesthesia delivery, subject to regulatory approval.

     Cardiopulmonary Corp. was incorporated under the laws of Delaware in March 1988. The Company's executive offices and manufacturing facilities are located at 200 Cascade Boulevard, Milford, Connecticut 06460 and its telephone number is
(203) 877-1999.



                                  THE OFFERING

Common Stock offered ..............................  2,000,000 shares

Common Stock outstanding after offering ...........  5,892,166 shares (1)

Use of proceeds ...................................  Development of future products; working capital
                                                     to finance production of
                                                     ventilators for sale to
                                                     Kontron and other
                                                     purchasers; establishing a
                                                     marketing and sales force;
                                                     expanding production
                                                     facilities; and for other
                                                     general corporate purposes.

Proposed Nasdaq National Market symbol ............  CPCP

- ----------
(1) Based upon shares outstanding as of May 20, 1996. Excludes 600,000 shares reserved for issuance under the Company's 1994 Stock Option Plan and 50,000 shares reserved for issuance under the Company's Stock Option Plan for Non-Employee Directors. As of May 20, 1996, options to purchase an aggregate of 398,400 shares of Common Stock had been granted under the Company's 1994 Stock Option Plan at a weighted average exercise price of $2.43 per share. As of May 20, 1996, 110,300 of these options were vested; the remainder are subject to vesting restrictions which lapse at various times from 1996 to 2000. As of May 20, 1996, options to purchase 40,000 shares of Common Stock had been granted under the Non-Employee Director Stock Option Plan at an exercise price of $0.63 per share, all of which are subject to vesting restrictions which lapse at various times from 1996 to 2000. See "Management -- Stock Options." Also excludes 475,300 shares reserved for issuance upon exercise of outstanding warrants exercisable for $5.00 per share and 100,000 shares reserved for issuance upon exercise of warrants to be issued to the Representatives of the Underwriters exercisible at 120% of the initial public offering price (the "Representatives' Warrants"). See "Underwriting."



     Except as otherwise indicated, all information in this Prospectus (i) gives effect to a five-into-two reverse stock split effected in May 1996, (ii) gives effect to the automatic conversion upon the closing of this offering of all outstanding shares of the Company's Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock into 2,612,407 shares of Common Stock and (iii) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                             SUMMARY FINANCIAL DATA

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                    FOR PERIOD
                                                                              THREE MONTHS ENDED  FROM INCEPTION
                                               YEAR ENDED DECEMBER 31,             MARCH 31,      (MARCH 4, 1988)
                                             -------------------------        ------------------      THROUGH
                                             1993       1994      1995        1995        1996    MARCH 31, 1996
                                             ----       ----      ----        ----        ----    --------------
STATEMENT OF OPERATIONS DATA:
Costs and expenses:
 Research and development ................    $542      $1,075    $1,718        $301       $525       $5,930
 General and administrative ..............      72         184       580         127        272        2,104
                                              ----      ------    ------        ----       ----       ------
Loss from operations .....................     614       1,259     2,298         428        797        8,034
Net interest (income) expense ............      79         (38)       32          (4)       102          221
                                              ----      ------    ------        ----       ----       ------
Net loss .................................    $693      $1,221    $2,330        $424       $899       $8,255
                                              ====      ======    ======        ====       ====       ======

Unaudited pro forma net loss
 per share (1) ...........................                        $ 0.56       $0.11      $0.22
                                                                  ======       =====      =====
Shares used in computing unaudited
 pro forma net loss per share (1) ........                         4,037       4,037      4,037
                                                                  ======       =====      =====

                                                                                  MARCH 31, 1996
                                                                   ---------------------------------------------
                                                                   ACTUAL      PRO FORMA (2)  AS ADJUSTED (2)(3)
                                                                   ------      -------------  ------------------

BALANCE SHEET DATA:
Cash and cash equivalents .....................................    $  525          $1,475           $19,375
Total assets ..................................................     1,081           2,022            19,922
Long-term obligations and redeemable
 convertible preferred stock ..................................     7,344           7,344                 6
Accumulated (deficit) .........................................    (8,879)         (8,924)           (8,924)
Common stock and other stockholders' equity (deficit) .........    (8,313)         (6,141)           19,097

- ----------
(1) Unaudited pro forma net loss per share is determined by dividing the net loss attributable to common stockholders by the weighted average number of shares of Common Stock and Common Stock equivalents outstanding during the period, assuming the automatic conversion of all outstanding shares of Preferred Stock into 2,612,407 shares of Common Stock upon the closing of this offering. See Note 1 of Notes to the Company's Financial Statements.

(2) Reflects the issuance of additional convertible notes in the aggregate principal amount of $80,000 in April 1996, of which $18,320 was ascribed to detachable warrants issued in conjunction with the notes, the issuance of 177,000 shares of Common Stock and the conversion of all outstanding notes into 298,300 shares of Common Stock on May 20, 1996. See Note 8 and Note 10 of Notes to the Company's Financial Statements.

(3) Reflects the conversion of all outstanding shares of Preferred Stock into 2,612,407 shares of Common Stock upon the closing of this offering. See
     Note 1 of Notes to the Company's Financial Statements. Also gives effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following information should be considered carefully by potential purchasers in evaluating the Company, its business and the shares of Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in the Prospectus.

     Development Stage Company. The Company is a development stage company completing the development and testing of its initial product, the Venturi ventilator. To date, the Company has been dependent primarily upon loans and equity investments to finance its operations. As a development stage company, the Company's operations are subject to all risks inherent in the establishment of a new business enterprise. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of a new business and the development and introduction of new products. These include, but are not limited to, factors relating to competition, marketability of the Company's products, the need to expand production and distribution and the ability to establish and sustain product quality. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to the Company's Financial Statements.

     Dependence upon Single Product; Potential Delays. The Venturi is currently the Company's only product and is expected to account for substantially all of the Company's revenue for the foreseeable future. The Venturi has not been used extensively on patients outside of an academic setting nor sold commercially, nor has the Company produced the Venturi in commercial quantities. The Company's efforts are subject to the risks inherent in the development of innovative products, including the risk that the product will be found to be ineffective or unsafe, or will otherwise fail to receive necessary regulatory clearances, or that the product, if safe and effective, will be difficult to manufacture on a large scale or will be uneconomical to market. See "Business -- Products." No assurance can be given that the Company will be able to produce the Venturi in commercial quantities at acceptable costs or without delays, or that it will be able to market the Venturi successfully. Any failure of the device to achieve acceptable market performance or the identification of technical deficiencies could lead to delays in the introduction and market acceptance of the product and could jeopardize the viability of the Company. The Company has received 510(k) clearance for the Venturi from the United States Food and Drug Administration (the "FDA") and has passed IEC 601 medical electrical equipment safety tests administered by the British Standards Institution, and presently plans to introduce the Venturi commercially in Europe and the United States during the second half of 1996. However, the Company will need to obtain additional regulatory approvals before the Venturi can be sold in a number of significant international markets, including France and Germany, and may encounter delays in obtaining such approvals or other regulatory delays relating to the commercial production of the Venturi. Any such delay could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

     Uncertainty of Market Acceptance. There can be no assurance that the Venturi will gain market acceptance. Clinicians will not use the Company's products unless they determine, based on experience, clinical data, and other factors, that the Venturi is an attractive alternative to current ventilators. To date, the Venturi has only been used in the treatment of approximately 50 patients, and no published studies exist to support the Company's claims of superior performance and cost reduction. The Company believes that the publication of such studies and recommendations and endorsements by influential clinicians will be essential for market acceptance of the Venturi. There can be no assurance that any such study will be completed and published on a timely basis, if at all, that results of such studies will support the Company's claims or that recommendations or endorsements by influential clinicians will be obtained. In addition, purchase decisions are greatly influenced by healthcare administrators who are subject to increasing pressures to reduce costs. Healthcare administrators must determine that the Venturi and the Company's potential products are cost-effective alternatives to current ventilators and other intensive care equipment. Hospitals that have a significant investment in existing ventilators or established relationships with other vendors may be reluctant to accept the Venturi system even if its clinical usefulness and cost-effectiveness are demonstrated. Although the Company plans to price the Venturi competitively with or at a premium to existing high-end ventilators, it may find it necessary to adjust its pricing policies in accordance with market conditions. Any of these problems or delays in achieving market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products," "-- Products Under Development" and "-- Sales, Marketing and Distribution."

     Limited Production Experience; Need to Improve Production Capabilities. The Company has only limited experience in producing the Venturi. As a result, the Company has no experience producing its product in the quantities necessary to achieve significant commercial sales, and there can be no assurance that reliable commercial assembly operations can be achieved at a reasonable cost and without significant delays. If the Company encounters production difficulties, including problems involving production yields, quality control and assurance, or supplies of components, it could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business
- -- Production."

     As the Company begins to implement its marketing and operations plan fully, it will need to expand its production capacity and improve and refine its assembly process and quality control systems. As currently configured, the Company's facilities will accommodate only limited ventilator production. As a result, the Company anticipates that it will need to expand its production facilities or establish alternate facilities as it expands from the development stage to full production, and intends to spend a portion of the proceeds from this offering for that purpose. See "Use of Proceeds." There can be no assurance that the Company will complete expansion of its production facilities in a timely manner, that the Company will not encounter unanticipated production problems or delays or that the increased capacity will be sufficient to satisfy demand for its products. Any production constraint could adversely affect potential customers' perception of the Company and cause them to seek alternative products. In addition, the anticipated expansion of the Company's production facilities may result in a significant increase in operating expenses, and if revenue is not generated to offset these additional expenses, there would be a material adverse effect on the Company's business, financial condition and results of operations.

     History of Losses; Uncertain Profitability. The Company has experienced net losses in each year since its incorporation in 1988. The Company had net losses of approximately $2,330,000 for the year ended December 31, 1995, $899,000 for the three months ended March 31, 1996 and $8,255,000 for the period from inception (March 4, 1988) through March 31, 1996. There can be no assurances that the Company will achieve or maintain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and the Results of Operations."

     Dependence on and Relationship with Key Foreign Distributor. Sales of testing and demonstration units to Kontron, the exclusive distributor of the Company's products in a number of foreign countries, accounted for all of the Company's sales to date. (Because Kontron has the right to return testing and demonstration products at a stipulated depreciated value in the event that the distribution agreement is terminated, the related revenues have been deferred for financial accounting purposes.) Subject to certain termination rights, the distribution agreement with Kontron calls for Kontron to purchase specified quantities of Venturi ventilators through the end of 1997, after which time the parties have agreed to negotiate in good faith concerning a new purchase schedule. There can be no assurance that the Company will be able to meet the production schedule called for in the distribution agreement with Kontron. The distribution agreement may be terminated by Kontron upon the occurrence of certain specified events. The termination or significant reduction by Kontron of its business with the Company would have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business
- -- Distribution Agreement With Kontron," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 12 of Notes to the Company's Financial Statements.

     Limited Direct Marketing, Training and Service Experience. The Company currently has no direct marketing and sales organization and no United States distribution arrangements. The Company's ability to sell its products in the United States will depend, among other things, on its ability to develop such a sales force or to enter into marketing and distribution agreements with specialty respiratory distributors or other medical device distributors. There can be no assurance that any such sales force that may be established by the Company will be able to market and distribute the Company's products successfully. There can be no assurance that Kontron or any third party distributors with which the Company enters into marketing and distribution agreements in the United States will be able to market the products effectively. See "Business -- Sales, Marketing and Distribution." In addition, as of the date of this Prospectus, the Company has not yet established a training and service program adequate to meet the expected demand for its products. Because the Venturi product line includes significant software components, the Company will need to develop training and support programs to instruct users how to operate the product. Failure to develop sales, marketing, distribution, service or training programs could have a material adverse effect upon the Company's business, financial condition and results of operations.

     Competition. The Company is engaged in a highly competitive industry. Competition from medical device manufacturers in the United States and abroad is intense and expected to increase. Many of these companies have substantially greater capital resources, research and development staffs and facilities, and greater experience in obtaining regulatory approvals and in production, marketing and distribution of products, than does the Company. There can be no assurance that the Company's competitors will not succeed in developing products that are more effective than those that are being developed or sold by the Company. In addition, because competition based on price is expected to become increasingly important in the healthcare industry, the Company may be required to adjust its pricing policies in accordance with market conditions and may otherwise be limited with respect to the prices it is able to charge for its products. See "Business -- Sales, Marketing and Distribution" and "Business -- Competition."

     Rapid Technological Change. Because the attractiveness of the Company's products is based in large part on the Company's proprietary software, demand for the Company's products will be affected by rapidly changing technology, evolving industry standards and new product introductions. The introduction of products embodying new software may present opportunities for potential competitors of the Company to render the Company's products less attractive or obsolete and unmarketable. Even if the Company's present and future products prove effective and obtain regulatory approval, there can be no assurance that others will not develop products employing new scientific advances or using similar or new techniques which are less expensive, more reliable or have some combination of such advantages which would render the Company's products uncompetitive. See "Business -- Competition." The Company's ability to anticipate changes in technology and industry standards and to successfully develop and introduce new and enhanced products which can gain market acceptance on a timely basis will be a critical factor in the Company's growth and competitiveness. Should the Company be unable, for technological or other reasons, to develop products that are technologically competitive, responsive to customer needs and competitively priced, there would be a material adverse effect upon the Company's business, financial condition and results of operations.

     Dependence upon Key Employees; New Management Team; Attraction and Retention of Key Personnel. The Company's business is dependent to a substantial extent upon its Chief Executive Officer, James W. Biondi, M.D. The loss of the services of Dr. Biondi would have a material adverse effect upon the Company. The Company has entered into a three-year employment agreement with Dr. Biondi containing non-competition provisions, and the Company carries $1,500,000 of insurance on the life of Dr. Biondi. See "Management -- Employment Agreements." The Company's business is also dependent to a substantial extent upon Douglas M. Johnston, Vice President, Research and Development, Gerhardt P. Schroeder, Vice President, Engineering, and Donald D. Gilmore, Director of Software Development. The Company has entered into two-year employment agreements with each of these key employees containing non-competition provisions. In addition, the Company's Chief Financial Officer and Vice President, Sales have joined the Company during the first quarter of 1996. The Company's success will depend to a significant extent on the ability of its executive officers and key employees to operate effectively, both individually and as a team. The Company believes its future success will depend, among other things, upon its ability to attract and retain qualified managerial and scientific personnel. Competition among companies in the medical devices area is intense, and there can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms. The failure to attract and retain such personnel or to develop such expertise could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Management."

     Government Regulation. The medical devices to be manufactured and marketed by the Company and the Company's ongoing research and development activities are subject to regulation by numerous governmental authorities, including the United States Food and Drug Administration and corresponding state and foreign agencies. In the United States, the development, manufacture, marketing and promotion of medical devices are regulated by the FDA under the Federal Food, Drug, and Cosmetic Act (the "FFDCA"). Unless exempted by regulation, the FFDCA and the regulations implemented thereunder require that devices such as the Venturi receive FDA clearance or approval prior to marketing in the United States. The Venturi ventilator has been cleared by the FDA under a premarket notification procedure known as a "510(k) Submission."

     The FFDCA requires the filing of a new 510(k) Submission when, among other things, there is a major change or modification in the intended use of the device or a change or modification, including product enhancements, to a legally marketed device that could significantly affect its safety or effectiveness. A device manufacturer is responsible for making the initial determination as to whether a proposed change to a cleared device or to its intended use necessitates the filing of a new 510(k) Submission. The addition of software features to the cleared Venturi product would require the filing of a new 510(k) Submission if such addition made a major change or modification to the

Venturi that could significantly affect the safety or effectiveness of the product or change or modify the product's intended use.

     If the Company determines that any modifications that it may make to its FDA-cleared devices do not require a new 510(k) Submission, there can be no assurance that the FDA would agree with the Company's determinations and would not require the Company to submit a new 510(k) for any modifications made to the device. If the FDA requires the Company to submit a new 510(k) for any modifications to a cleared device, the Company may be prohibited from marketing the device as modified until the 510(k) is cleared by the FDA. There can be no assurance that the Company will obtain 510(k) clearance on a timely basis, if at all, for any devices or modifications for which it files a future 510(k) Submission. Moreover, the clearances, if granted, could limit the uses for which the product could be marketed.

     Some of the Company's products under development may not qualify for clearance pursuant to a 510(k) Submission, but instead may require FDA approval under a premarket approval application ("PMA") procedure. PMAs generally involve more extensive prefiling testing than 510(k) Submissions, including clinical testing, and a longer FDA review process, which can take a number of years and require the expenditure of substantial resources. The Company has limited experience in conducting clinical testing and obtaining regulatory approvals. There can be no assurance that FDA approval of future clinical study protocols or PMAs would be forthcoming in a timely manner, if at all, or that FDA's approval of a PMA, if granted, would not limit the uses for which the product could be marketed.

     Many countries regulate the manufacture, marketing, and use of medical devices in ways similar to the United States. The Company intends to market its products in some of those countries and intends to pursue product clearance, approval, or registration procedures in such countries. The Venturi ventilator product has passed IEC 601 medical electrical equipment safety tests administered by the British Standards Institution. The Company has not yet received similar clearances or approvals in Germany, France and certain other countries in which it proposes to sell this product. Although the Company believes that the clearances received to date will aid the Company in obtaining approvals and licenses in France and Germany for the Venturi ventilator, there can be no assurance that such approvals will be obtained. Moreover, there can be no assurance that the Company will receive clearances or approvals of future products from foreign regulatory authorities on a timely basis, if at all.

     Failure to obtain, or delays in obtaining, requisite governmental clearances or approvals, or failure to obtain clearances or approvals of the scope requested, could delay or preclude the Company from marketing such products, could limit the commercial use of the products, and could allow competitors to introduce competing products prior to the Company and thereby have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is also subject to strict domestic and foreign regulations and supervision regarding the manufacturing, marketing, labeling, distribution, and promotion of its products. This includes periodic inspections of the Company's manufacturing facility by the FDA to determine compliance with Good Manufacturing Practice ("GMP") regulations, which may become more stringent in the future. There can be no assurance that the Company will be able to attain or maintain compliance with GMP requirements.

     In addition, laws and regulations governing the manufacture and marketing of medical devices in the United States and in foreign jurisdictions may be amended or modified from time to time and the interpretation and administration of present and future laws and regulations by the FDA, other regulatory authorities and courts are subject to change, which could have a material adverse effect upon the Company's business, financial condition and results of operations.

     Noncompliance with applicable requirements can result in, among other things, rejection or withdrawal of premarket clearance or approval for devices, recall or seizure of products, total or partial suspension of production, injunctions, and civil and criminal penalties. The FDA also has the authority to request repair, replacement or refund of the cost of any devices manufactured or sold by the Company. Any of these sanctions could have a material adverse effect on the Company's business, financial condition and results of operations.
See "Business -- Government Regulation."

     Protection of Intellectual Property and Proprietary Technology. The Company seeks to protect its proprietary rights in its technology and products through patent applications, trade secrets and non-disclosure and confidentiality agreements. The Company's ability to compete effectively with other companies will depend, in part, on its ability to maintain the proprietary nature of its technologies and products.

     The Company has developed technology and proprietary know-how for which either patents have been issued or patent applications are pending. Patent applications are currently pending in the United States relating to the Venturi's pneumatic system and its control system and software. In addition, the Company has filed applications relating to the Venturi's pneumatic system in Europe under the Patent Cooperation Treaty ("PCT") and plans to submit applications relating to the Venturi's control system under the PCT by the end of 1996. Certain of the Company's products under development are protected by two United States patents and two international patents covering ventilation methods and hardware design. There can be no assurance that any of the Company's patent applications will result in issued patents, that any issued patents will provide any competitive advantage or that patents will not be challenged, circumvented or invalidated.

     The Company also relies on unpatented trade secrets and proprietary know-how. There can be no assurance that others may not independently develop or otherwise acquire the same or similar trade secrets and know-how or otherwise gain access to the Company's proprietary technology or disclose such technology, or that the Company can meaningfully protect its rights to its unpatented technology. In the absence of patent protection, the Company's business may be adversely affected by competitors who independently develop substantially equivalent technology.

     Third parties may hold or be issued patents to, or may otherwise acquire the rights to, technology necessary or potentially useful to the Company. There can be no assurance that needed or potentially useful licenses will be available in the future on acceptable terms or at all. Failure of the Company to obtain licenses to use such technologies could delay or prevent the introduction of products. Litigation relating to the infringement of the patents of others could result in substantial costs to the Company. Litigation which could result in substantial costs to the Company may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of others' proprietary rights.

     In addition, the Company has applied to register the "Venturi" mark in the United States. There can be no assurance that any Company mark will not be challenged, invalidated or circumvented, or that any pending trademark application will issue to registration. See "Business -- Patents and Proprietary Information."

     Reliance upon Key Suppliers. The Company acquires the components of its products from third-party suppliers. Several components used in the Company's products are currently available from only one source and others are available from only a limited number of sources. There can be no assurance that the Company will continue to be able to obtain items from these suppliers on satisfactory terms or at all. If the Company were unable to obtain sufficient components, it could suffer delays or reductions in product shipments or cost increases which could have a material adverse effect upon the Company's business, financial condition and results of operation. The Company believes that it could obtain all necessary items from alternative sources if required but that a change in sole source suppliers would disrupt production, create delays or reductions in product shipments or increase component costs. See "Business -- Production."

     Need to Finance Operations. The Company will require substantial funds to conduct the necessary research and development and testing of its products under development, to obtain regulatory approvals for marketing these products, to establish its direct sales force and to implement its marketing programs. The Company has no established bank financing arrangements, and there can be no assurance that the Company will be able to establish such arrangements on satisfactory terms, if at all. There can be no assurance that additional financing will be available when needed or on terms acceptable to the Company. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its development programs or otherwise impede the development, manufacture or sale of the Venturi ventilator or future products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 2 of Notes to the Company's Financial Statements.

     Potential for Product Liability Claims. The testing, marketing and sale of medical devices entail an inherent risk that product liability claims will be asserted against the Company. Because most of the Company's products are intended to be used on patients who are physiologically unstable and may be severely ill, the Company may be exposed to serious potential product liability claims. From time to time, patients on whom the Company's products are being used are likely to sustain injury or death related to their medical condition or treatment, which could lead to product liability claims against the Company. A product liability claim or a product recall could have a material adverse effect on the Company's business, financial condition and results of operations. The Company maintains product liability insurance coverage in an amount which it believes adequate for its present purposes; however, there can be no assurance that the Company will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against any potential claims. See "Business -- Legal Proceedings and Product Liability."

     Reliance on Foreign Sales; Foreign Currency Fluctuation. All of the Company's product sales to date have been to Kontron for use in clinical studies and as demonstration units outside the United States. Although sales to Kontron are denominated in U.S. dollars, Kontron's resales to end users generally will be denominated in other currencies, and the Company's distribution agreement with Kontron provides that the Company and Kontron shall negotiate in good faith with respect to price adjustments if the exchange rate of the U.S. dollar with respect to the European Currency Unit (ECU) varies by more than 7.5% from that in effect on the date a price is agreed. Consequently, the Company's revenues from sales to Kontron may be adversely affected by fluctuations in currency exchange rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Absence of Public Market and Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be determined through negotiations between the Company and the Representatives. See "Underwriting." There is no assurance that an active trading market will develop or be sustained after completion of this offering, or that the market price of the Common Stock will not decline below the initial public offering price. The market prices for securities of emerging companies such as the Company have historically been highly volatile. Future announcements concerning the Company or its competitors, including financial results, the results of testing, technological innovations, new commercial products, governmental regulations, developments concerning proprietary rights, litigation or public concern as to product safety, may have a significant impact on the market price of the Company's Common Stock.

     Dilution. This offering involves immediate dilution of $6.78 per share to new investors. Additional dilution will occur upon the exercise of outstanding stock options. See "Dilution" and "Management -- Stock Options." In addition, upon consummation of this offering, there will be outstanding options and warrants to purchase an aggregate of 913,700 shares of Common Stock (excluding the Representatives' Warrants), at exercise prices ranging from $0.23 to $5.00 per share. To the extent that outstanding options or warrants are exercised, further dilution to the interests of the Company's stockholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity may be adversely affected since the holders of the outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided by such securities. See "Management -- Stock Options" and "Certain Transactions."

     No Dividends. For the foreseeable future, the Company expects to retain earnings, if any, to finance the expansion and development of its business. Any future payment of dividends will be within the discretion of the Company's Board of Directors, and will depend, among other factors, on the earnings, capital requirements and operating and financial condition of the Company. See "Dividend Policy."

     Shares Eligible for Future Sale. Future sales of Common Stock in the public market by existing stockholders following this offering could adversely affect the market price for the Common Stock. The Company and its directors and executive officers and certain other stockholders holding an aggregate of 3,619,166 of the 3,892,166 shares of Common Stock outstanding prior to this offering have agreed that, without the prior written consent of the Representatives, they will not directly or indirectly offer to sell, sell or otherwise dispose of any of their shares of Common Stock, or any securities convertible into or exchangeable for Common Stock, for a period of 180 days from the date of this Prospectus, subject to certain limited exceptions. Upon expiration of lock-up agreements with the Representatives 180 days after the date of this Prospectus (or earlier upon the written consent of the Representatives), 2,737,488 of such 3,892,166 shares may be sold in the public market subject to the volume and other limitations contained in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). In addition, upon expiration of such lock-up agreements, pursuant to Rule 701 of the Securities Act, an additional 159,900 shares issuable upon the exercise of options may be sold in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation, manner of sale or notice provisions of Rule 144. Certain holders of Common Stock and warrants exercisable for Common Stock, including the Representatives' Warrants, have registration rights with respect to such shares and the shares of Common Stock issuable upon the exercise of such warrants. See "Principal Stockholders," "Management -- Stock Options," "Shares Eligible for Future Sale" and "Underwriting."

     Concentration of Ownership. The Company's directors and executive officers and their affiliates will own beneficially an aggregate of approximately 40.8% of the Company's outstanding shares of Common Stock after this offering (approximately 38.9% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders, acting together, would have significant influence over all matters requiring approval by the stockholders of the Company, including the election of directors. See "Principal Stockholders."

     Possible Adverse Impact of Issuance of Preferred Stock; Certain Anti-Takeover Effects. The Board of Directors of the Company has authority to issue up to 1,000,000 shares of Preferred Stock, and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. The potential issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. The Company currently has no plans to issue shares of Preferred Stock. See "Description of Capital Stock -- Preferred Stock." In addition, certain provisions of the Company's charter may make the Company less attractive to a potential acquiror. See "Description of Capital Stock -- Certain Anti-Takeover Effects."

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby are estimated to be approximately $17,900,000 ($20,690,000 if the Underwriters' over-allotment option is exercised in full) based on an assumed initial public offering price of $10.00 per share and after deducting estimated underwriting discounts and offering expenses. The Company expects to use approximately $5,000,000 of the net proceeds for development costs of future products, approximately $3,000,000 of the net proceeds for working capital to finance production of ventilators for sale to Kontron and other purchasers and the establishment of a marketing and sales force and approximately $1,000,000 of the net proceeds of this offering to expand its production facilities. The Company expects to use the balance of the net proceeds of this offering for general corporate purposes. See "Business -- Manufacturing" and "Business -- Sales, Marketing and Distribution." The exact allocation of the proceeds and the timing of such expenditures will depend upon various factors, including market acceptance of the Venturi ventilator and progress of regulatory approvals.

     Pending use of the net proceeds, the Company intends to invest the funds in short-term, interest-bearing, investment grade securities.

                                 DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock. The Company anticipates that all the Company's earnings, if any, will be retained for the foreseeable future to finance the operation and expansion of its business. The payment of any future dividends will be within the discretion of the Company's Board of Directors and will depend, among other factors, upon the earnings, capital requirements and operating and financial condition of the Company.

                                    DILUTION

     As of March 31, 1996, the Company had a net tangible book value of $(1,114,000) or $(0.33) per share. Subsequent to March 31, 1996, the Company issued convertible notes in the aggregate principal amount of $80,000, of which $18,320 was ascribed to detachable warrants issued in conjunction with the notes, and issued 475,300 shares of Common Stock, including 298,300 shares issued upon the conversion of all outstanding notes on May 20, 1996 (collectively, the "Subsequent Financing Transactions"). See Note 8 and Note 10 of Notes to the Company's Financial Statements. The pro forma net tangible book value would be $1,058,000 or $0.27 per share after giving effect to the Subsequent Financing Transactions.

     After giving effect to the Subsequent Financing Transactions and the sale of the 2,000,000 shares offered by the Company hereby at an assumed initial public offering price of $10.00 per share, after deducting estimated underwriting discounts and offering expenses, the pro forma net tangible book value of the Company at March 31, 1996 would have been approximately $18,958,000 or $3.22 per share. This represents an immediate increase in the pro forma net tangible book value of $2.95 per share to existing stockholders and an immediate dilution in net tangible book value of $6.78 per share to the persons purchasing shares of Common Stock in this offering ("New Investors"). The following table illustrates this per share dilution.

Assumed initial public offering price per share ...............         $10.00
 Pro forma net tangible book value before the offering (1) .... $0.27
 Increase per share attributable to New Investors .............  2.95
                                                                -----
Pro forma net tangible book value after the offering ..........           3.22
                                                                        ------
Dilution per share to New Investors (2) .......................         $ 6.78
                                                                        ======


     The following table summarizes, as of March 31, 1996, the difference between the existing stockholders and New Investors, with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share (assuming an initial public offering price of $10.00 per share).

                                              SHARES PURCHASED            TOTAL CONSIDERATION        AVERAGE
                                             -------------------         --------------------       PRICE PER
                                             NUMBER      PERCENT         AMOUNT       PERCENT         SHARE
                                             ------      -------         ------       -------       ---------
Existing Stockholders (3) ..............    3,892,166       66.1%      $ 9,627,000       32.5%        $ 2.47
New Investors ..........................    2,000,000       33.9%       20,000,000       67.5%        $10.00
                                            ---------      -----       -----------      -----
  Total ................................    5,892,166      100.0%      $29,627,000      100.0%
                                                           =====       ===========      =====

- ----------
(1) Pro forma net tangible book value per share (tangible assets less total liabilities) of the Company divided by the number of shares of Common Stock outstanding as of March 31, 1996.

(2) Dilution is determined by subtracting the estimated net tangible book value per share after completion of this offering from the assumed public offering price paid by New Investors for a share of Common Stock.

(3)  Includes the Subsequent Financing Transactions.

     The foregoing computations give effect to the automatic conversion upon the closing of this offering of all outstanding shares of the convertible preferred stock. The foregoing computations exclude 310,400 shares of Common Stock issuable upon exercise of options outstanding as of March 31, 1996 at a weighted average exercise price of $1.40 per share. As of March 31, 1996, 110,300 of these options were vested; the remainder are subject to vesting restrictions which lapse at various times from 1996 to 2000. To the extent these options are exercised, there will be further dilution to New Investors. These computations also exclude (i) 128,000 shares of Common Stock issuable upon the exercise of options granted subsequent to March 31, 1996 at an exercise price of $4.38 per share, (ii) 282,300 shares issuable upon exercise of warrants outstanding as of March 31, 1996, (iii) an additional 193,000 shares issuable upon the exercise of warrants issued subsequent to March 31, 1996 and (iv) 100,000 shares issuable upon the exercise of the Representatives' Warrants. See "Management -- Stock Options," "Certain Transactions," "Underwriting" and Note 8 of Notes to the Company's Financial Statements.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1996, actual and as adjusted to give effect to the sale by the Company of the 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and the application of the net proceeds therefrom. This table should be read in conjunction with the Company's Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                 MARCH 31, 1996
                                                                 -----------------------------------------------
                                                                   ACTUAL      PRO FORMA (1)  AS ADJUSTED (1)(2)
                                                                 ----------    -------------  ------------------
                                                                              (IN THOUSANDS)

Notes payable and capital lease obligation ....................  $   1,243       $    12           $   12


Redeemable convertible preferred stock, $.01 par value:
 Series A -- 3,200,000 shares authorized; 3,030,501 shares
  issued and outstanding at issuance cost plus accumulated
  accretion of $27,503 at March 31, 1996 and pro forma,
  none outstanding as adjusted ................................     3,339          3,339               --
 Series B -- 2,200,000 shares authorized; 2,196,183 shares
  issued and outstanding at issuance cost plus accumulated
  accretion and dividends of $458,307 at March 31, 1996
  and pro forma, none outstanding as adjusted .................     2,403          2,403               --
 Series C -- 1,350,000 shares authorized; 1,304,348 shares
  issued and outstanding at issuance cost plus accumulated
  accretion and dividends of $138,526 at March 31, 1996
  and pro forma, none outstanding as adjusted .................     1,596          1,596               --
    Total redeemable convertible preferred stock ..............     7,338          7,338               --
Common stock and other stockholders' equity (deficit):
 Common stock, $.01 par value; 10,000,000 shares authorized;
  804,459 shares issued and outstanding at March 31, 1996;
  1,279,759 shares issued and outstanding pro forma;
  5,892,166 shares issued and outstanding as adjusted (3) .....         8             13               59
 Additional paid-in capital ...................................       558          2,770           27,962
 Accumulated deficit ..........................................    (8,879)        (8,924)          (8,924)
                                                                 ---------        ------          -------
    Total common stock and other stockholders' equity
     (deficit) ................................................    (8,313)        (6,141)          19,097
                                                                 ---------        ------          -------
    Total capitalization ......................................  $     268        $1,209          $19,109
                                                                 =========        ======          =======

- ----------
(1) Reflects the issuance of convertible notes in the aggregate principal amount of $80,000 in April 1996, of which $18,320 was ascribed to detachable warrants issued in conjunction with the notes, and the issuance of 177,000 shares of Common Stock and the conversion of all outstanding notes into 298,300 shares of Common Stock on May 20, 1996. See Note 8 and
     Note 10 of Notes to the Company's Financial Statements.

(2) Reflects the conversion of all outstanding redeemable convertible preferred stock into 2,612,407 shares of Common Stock upon the closing of this offering and the issuance of 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and the application of a portion of the net proceeds therefrom, after deducting underwriting discounts and estimated offering expenses. See "Use of Proceeds."

(3) Excludes (i) 600,000 shares of Common Stock reserved for issuance under the Company's 1994 Stock Option Plan as of March 31, 1996, of which 270,400 shares were subject to currently outstanding options (54,300 of which were vested as of March 31, 1996 and the remainder of which vest at various times from 1996 to 2000), and (ii) 50,000 shares of Common Stock reserved for issuance under the Company's Non-Employee Director Stock Option Plan, of which 40,000 shares are subject to currently outstanding options, none of which were vested as of March 31, 1996. See Note 10 of Notes to the Company's Financial Statements. Also excludes (i) 282,300 shares reserved as of March 31, 1996 for issuance upon exercise of outstanding warrants,
     (ii) 193,000 shares issuable upon the exercise of warrants issued subsequent to March 31, 1996, (iii) 128,000 shares of Common Stock reserved for issuance under the Company's 1994 Stock Option Plan pursuant to options granted subsequent to March 31, 1996 and (iv) 100,000 shares issuable upon the exercise of the Representatives' Warrants. See "Underwriting." The stockholders of the Company have approved an amendment of the Company's Certificate of Incorporation, that will be filed immediately following the consummation of this offering, that will delete all references to Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock. See "Description of Capital Stock."

                             SELECTED FINANCIAL DATA

     The following table presents certain selected financial data for the Company for each of the years in the five-year period ended December 31, 1995 and for the three-month periods ended March 31, 1995 and 1996 and the period from inception (March 4, 1988) to March 31, 1996. The selected financial data presented below at and for each of the fiscal years ended December 31, 1994 and 1995 have been derived from, and are qualified by reference to, financial statements audited by Price Waterhouse LLP, independent accountants. The selected financial data presented below at and for each of the three years ended December 31, 1993 have been derived from financial statements audited by Deloitte & Touche LLP, independent accountants. The balance sheet at December 31, 1994 and 1995 and the related statements of operations and cash flows for the three years ended December 31, 1995 and notes thereto appear elsewhere herein. The selected financial data as of March 31, 1996 and for the three months ended March 31, 1995 and 1996, and for the period from inception (March 4, 1988) through March 31, 1996, have been derived from unaudited financial statements; however, in the opinion of management, such data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The results of operations for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and the Notes thereto included elsewhere in the Prospectus.

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    FOR PERIOD
                                                                                                       FROM
                                                                                                     INCEPTION
                                                                                THREE MONTHS ENDED   (MARCH 4,
                                          YEAR ENDED DECEMBER 31,                    MARCH 31,     1988) THROUGH
                                ---------------------------------------------   ------------------    MARCH 31,
                                1991    1992 (1)  1993 (1)     1994      1995     1995       1996      1996
                                ----    --------  --------     ----      ----     ----       ----      ----
STATEMENT OF OPERATIONS DATA:
Costs and expenses:
 Research and development ...  $  669    $  637      $542     $1,075    $1,718      $301      $525    $5,930
 General and administrative .     372       255        72        184       580       127       272     2,104
                               ------    ------      ----     ------    ------      ----      ----    ------
Loss from operations ........   1,041       892       614      1,259     2,298       428       797     8,034
Interest (income) ...........     (40)       (4)      (14)       (38)      (34)       (4)      (11)     (273)
Interest expense ............      91       130        93         --        66        --       113       494
                               ------    ------      ----     ------    ------      ----      ----    ------
Net loss ....................  $1,092    $1,018      $693     $1,221    $2,330      $424      $899    $8,255
                               ======    ======      ====     ======    ======      ====      ====    ======
Unaudited pro forma net loss
 per share (2) ..............                                           $ 0.56     $0.11     $0.22
                                                                        ======     =====     =====
Shares used in computing
 unaudited pro forma net
 loss per share (2) .........                                            4,037     4,037     4,037
                                                                        ======     =====     =====

                                                                  DECEMBER 31,
                                             ------------------------------------------------------    MARCH 31,
                                               1991       1992        1993        1994       1995        1996
                                               ----       ----        ----        ----       ----        ----
BALANCE SHEET DATA:
Cash and cash equivalents ..............     $  502      $   43      $1,688     $  428      $1,257     $  525
Total assets ...........................        731         202       1,858        614       1,802      1,081
Long-term obligations and redeemable
 convertible preferred stock ...........      1,639       1,644       5,288      5,527       7,269      7,344
Accumulated (deficit) ..................     (2,111)     (3,134)     (3,837)    (5,297)     (7,904)    (8,879)
Common stock and other stockholders'
 (deficit) .............................     (2,101)     (3,123)     (3,650)    (5,068)     (7,350)    (8,313)

- ----------
(1) During the period from June 1992 to July 1993 the Company reduced certain of its expenditures due to a decreased level of funding.

(2) Unaudited pro forma net loss per share is determined by dividing the net loss attributable to common stockholders by the weighted average number of shares of Common Stock and Common Stock equivalents outstanding during the period, assuming the conversion of all outstanding shares of Preferred Stock into 2,612,407 shares of Common Stock upon the closing of this offering. See Note 1 of Notes to the Company's Financial Statements.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Financial Statements of the Company and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in the Prospectus.

OVERVIEW

     The Company is a development stage enterprise. Since its inception in March 1988, the Company has been engaged in the design, development, pre-commercial assembly and testing of the Venturi ventilator. The Venturi received Section 510(k) pre-market clearance from the U.S. Food and Drug Administration in October 1995 and passed IEC 601 medical electrical equipment safety tests administered by the British Standards Institution in March 1996.

     The Company's initial sales of demonstration and testing units are being made to Kontron Instruments Ltd., the exclusive distributor of the Venturi in Europe and certain other jurisdictions. In addition, the Company has relied upon Kontron to fund most of the expenses to date relating to European regulatory approvals for the Venturi. During the year ended December 31, 1995 and the three month period ended March 31, 1996, the Company shipped testing and demonstration products to Kontron totaling $183,000 and $83,000, respectively. Because Kontron has the right to return these testing and demonstration products at a stipulated depreciated value in the event that the distribution agreement is terminated, the related revenues have been deferred. See Note 12 of Notes to the Company's Financial Statements. The Company expects to begin commercial sales to Kontron during the second half of 1996.

     The Company has incurred ongoing losses from operations since inception through March 31, 1996; it had cumulative losses totalling $8,255,000 as of March 31, 1996. To date, substantially all of the Company's expenditures have related to the design, development, pre-commercial assembly and testing of the Venturi ventilator. The Company expects that selling, general and administrative expenses will increase in connection with the creation of the Company's sales and marketing organization, the expansion of its facilities and staff and the commercial launch of the Venturi.

     The Company presently expects to begin commercial sales efforts respecting the Venturi in the second half of 1996, and the Venturi is expected to account for substantially all of the Company's revenue for the foreseeable future. The Company's efforts are subject to the risks inherent in the development of innovative products, including the risk that the product will be found to be ineffective or unsafe, or will otherwise fail to receive necessary regulatory clearances, or that the product, if safe and effective, will be difficult to manufacture on a large scale or will be uneconomical to market. No assurance can be given that the Company will be able to produce the Venturi in commercial quantities at acceptable costs or without delays, or that it will be able to market the Venturi successfully. Any failure of the device to achieve acceptable market performance or the identification of technical deficiencies could lead to delays in the introduction and market acceptance of the product and could jeopardize the viability of the Company. In addition, the Company will need to obtain additional regulatory approvals before the Venturi can be sold in a number of significant international markets, including France and Germany, and may encounter delays in obtaining such approvals or other regulatory delays relating to the commercial production of the Venturi. See "Risk Factors."

RESULTS OF OPERATIONS

   Three-Month Period Ended March 31, 1996 and 1995

     During the three month period ended March 31, 1996, the Company shipped testing and demonstration products to Kontron totaling $83,000. Because Kontron has the right to return testing and demonstration products at a stipulated depreciated value in the event that the distribution agreement is terminated, the related revenue has been deferred. No products were shipped in the comparable period in 1995.

     Research and development expenses were $525,000 in the three-month period ended March 31, 1996 compared with $301,000 in the comparable period in 1995. The increase in these expenses was primarily attributable to the increased number of personnel and related costs for additional design in preparation of assembly operations.

     General and administrative expenses were $272,000 in the three-month period ended March 31, 1996, compared with general and administrative expenses of $127,000 in the comparable period in 1995. The increase in these expenses resulted primarily from increases in personnel, additional legal, professional and consulting fees and insurance premiums.

     The Company received interest income of $11,000 in the three-month period ended March 31, 1996 and $4,000 in the comparable period in 1995. The increase in interest income was due to higher balances of cash and cash equivalents on hand during the three-month period ended March 31, 1996 compared to the comparable period in 1995 as a result of the proceeds from the issuance of $1,372,000 of convertible notes and warrants in December 1995. The Company incurred interest expense in the three-month period ended March 31, 1996 of $113,000 relating primarily to convertible notes issued in December 1995, including $85,000 related to the amortization of the value of related warrants. See Note 8 of Notes to the Company's Financial Statements.

   Years Ended December 31, 1995, 1994 and 1993

     Prior to July 1995, the Company shipped no products as the primary focus of the Company was research and development on the Venturi ventilator. Beginning in July 1995, the Company shipped testing and demonstration products to Kontron; these shipments totalled $183,000 for the year ended December 31, 1995. Because Kontron has the right to return testing and demonstration products at a stipulated depreciated value in the event the distribution agreement is terminated, the related revenue has been deferred.

     Research and development expenses were $1,718,000 in 1995, $1,075,000 in 1994 and $542,000 in 1993. The increase in 1995 over 1994 was primarily attributable to increases in personnel and related costs for additional product research and increases in related materials and supplies. The increase in 1994 over 1993 was primarily attributable to additional expenditures in connection with personnel, materials and supplies and outside services. In addition, research and development expenditures were limited during the period from January to July 1993 due to a decreased level of funding.

     General and administrative expenses were $580,000 in 1995, $184,000 in 1994 and $72,000 in 1993. The increase from 1995 to 1994 resulted primarily from increases in personnel and related costs and additional professional fees. The increase from 1994 to 1993 resulted primarily from a temporary reduction of management staff during the period from January to July 1993 due to a decreased level of funding.

     The Company received interest income of $34,000 in 1995, $38,000 in 1994 and $14,000 in 1993 and incurred interest expense of $66,000 in 1995 and $93,000 in 1993. The interest income was derived from the investment of the net proceeds from the issuance of $1,372,000 of convertible notes and warrants in December 1995, $1,457,000 of preferred stock in March 1995 and $1,944,000 of preferred stock in July 1993. Interest expense in 1995 resulted from the convertible notes issued in December 1995, and interest expense in 1993 resulted from $1,381,000 in bridge loans which were converted into equity concurrently with the July 1993 financing.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's needs for funds generally have increased from period to period as it has increased the scope of its research and development activity and began shipments of testing and demonstration units. From inception through March 31, 1996, the Company has funded these needs with approximately $7.8 million obtained through private placements of its equity securities and loans, principally from stockholders. In addition, in April 1996, the Company issued a note and warrants and received net proceeds of approximately $80,000, and in May 1996 the Company issued common stock and warrants and received net proceeds of approximately $867,000.

     As of March 31, 1996 and December 31, 1995, the Company's principal source of liquidity was cash and cash equivalents totalling $525,000 and $1,257,000 respectively. The Company had no material commitments for capital expenditures at December 31, 1995 or March 31, 1996.

     The Company plans to finance its capital needs principally from the net proceeds of this offering and interest thereon and its existing capital resources. The Company's working capital and capital requirements will depend on numerous factors, including the level of sales, the progress of the Company's research activities and the level of resources that the Company devotes to the developmental, clinical, regulatory and marketing aspects of its products. As it expands from the development stage, the Company expects to expand its production facilities or establish alternate facilities and to hire additional production, marketing and sales personnel. The Company believes that the financial resources available to it, including its current working capital and the net proceeds from this offering, will be sufficient to finance its planned operations and capital expenditures at least through the end of 1997. The Company further believes that the level of financial resources available to it is an important competitive factor and, accordingly, may seek to raise additional capital through public or private equity or debt financings in the future. Failure to raise such capital may adversely affect the Company's operations and prospects. The Company plans to continue development and testing of the Venturi and is actively designing new products, including the Venturi MS, the Venturi AS and the Venturi CS. See "Business -- Research and Development."

     The Company may from time to time seek bank financing following completion of this offering, although there can be no assurance that such financing will be obtained. The Company presently has no available bank financing.

     The distribution agreement between the Company and Kontron provides for negotiated price adjustments based on fluctuations in the exchange rate of the U.S. dollar with respect to the European Currency Unit. See "Business -- Distribution Agreement with Kontron." Other international sales may expose the Company to risks from currency fluctuations. In instances in which future transactions are denominated in foreign currencies, the Company may seek to hedge its foreign currency exposure. To date, the Company has had no foreign currency exposure. See "Risk Factors -- Reliance on Foreign Sales; Foreign Currency Fluctuation."

     At December 31, 1995, the Company had net operating loss carryforwards of approximately $3,274,000 and $2,674,000 for federal and state income tax reporting purposes, respectively. In addition, at December 31, 1995, the Company had federal research and development credit carryforwards of approximately $238,000. The utilization of these net operating loss carryforwards and credit carryforwards may be limited based upon changes in ownership of the Company. See
Note 11 of Notes to the Company's Financial Statements.

EFFECT OF RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("FAS 123"), which established financial accounting and reporting standards for stock-based employee compensation plans. Companies are encouraged, rather than required, to adopt a new method that accounts for stock compensation awards based on their fair value using an option pricing model. Alternatively, companies may make pro forma disclosures of net income as if the fair value based method of accounting required by this standard had been applied. The Company has elected to adopt FAS 123 in 1996 through disclosure only.

                                    BUSINESS

GENERAL

     Cardiopulmonary Corp. designs, develops and assembles advanced, software-driven ventilators which it believes represent a new generation of life support technology for the treatment of intensive care and anesthesia patients. The Company's first product, the Venturi ventilator, incorporates proprietary "smart" software and pneumatic hardware to continuously control patient airway flow and pressure throughout all phases of the respiratory cycle, including the active control of exhalation. These unique features enable continuous automatic adjustment within and between individual breaths to tune therapy to patient-specific demands and to supplement the patient's spontaneous breathing efforts without suppressing or mechanically overriding the patient's natural drive to breathe. The Company believes that these features will fundamentally change the practice of applied respiratory care by reducing the work of breathing, accelerating weaning from mechanical ventilatory support and reducing ventilator dependence. As a result, the Company believes the Venturi will improve patient outcomes, shorten the length of hospital stays and reduce treatment costs.

     The Company has entered into an exclusive distribution agreement with Kontron Instruments Ltd. for the promotion, sales, servicing and distribution of Venturi products in Europe and certain other jurisdictions. Kontron is a subsidiary of Kontron Instruments Holding N.V., a leading manufacturer and distributor of medical and scientific instruments with over $175 million in annual sales and an established critical care sales force which includes approximately 60 European sales representatives. To date, Kontron has funded most of the expenditures relating to European regulatory approvals for the Venturi, and through direct investments owns approximately 12% of the Company prior to this offering. Subject to certain termination rights, the distribution agreement with Kontron calls for Kontron to purchase specified quantities of the Venturi ventilator through the end of 1997, after which time the parties have agreed to negotiate in good faith concerning a new purchase schedule. In addition, Kontron has agreed to expend a total of at least $1,000,000 for promotion, advertisement and selling of the Venturi, the timing of which expenditure is based on the receipt by the Company of certain regulatory approvals for the Venturi. See "Business -- Distribution Agreement with Kontron." The Company currently is supplying demonstration units to Kontron and expects to begin commercial sales efforts through Kontron in the second half of 1996.

     The Venturi has received Section 510(k) pre-market clearance from the U.S. Food and Drug Administration and has passed IEC 601 safety tests administered by the British Standards Institution. As a result, the Company may begin commercial sales in the United States and most European countries other than Germany and France, where specific regulatory applications are pending. The European and United States product launches for the Venturi presently are scheduled for the second half of 1996.

INDUSTRY BACKGROUND

   Market Overview

     Respiratory dysfunction represents one of the most prevalent and costly conditions in healthcare. The National Center for Health Statistics reports that lung disease affects some 25 million people and is the third leading cause of death in the United States. Furthermore, the cumulative effects of air pollution, smoking, and the increasing incidence of the acquired immunodeficiency syndrome (AIDS), together with the aging of the United States population, are expected to cause a significant increase in the need for respiratory care.

     Mechanical ventilation is required for the treatment of acute respiratory failure due to primary lung disease and for a variety of secondary causes of respiratory failure, including heart attacks, circulatory failure, strokes, sepsis and trauma. According to HCIA Inc., approximately 730,000 patients required mechanical ventilation for acute respiratory failure in the United States in 1994. Based upon 1996 studies which indicated an average duration of ventilatory support of 18 days, patients suffering acute respiratory failure require approximately 13 million patient days of advanced ventilatory support each year. Furthermore, patients undergoing general anesthesia and surgery require temporary ventilation to sustain breathing during surgery and/or in the immediate post-operative period. The American Society of Anesthesiology estimates that 22 million surgical procedures are performed in the United States each year; a significant portion of these procedures requires general anesthesia.

     Mechanical ventilation for acute respiratory failure is generally provided in hospital intensive care units. The American Hospital Association estimated that in 1992 there were approximately 100,000 ICU beds in some 6,500 hospitals in the United States. Based upon the industry data described above and the American Hospital Association's 1994 estimated average bed utilization of 66% in acute care hospitals, the Company estimates that there is an installed base of approximately 50,000 intensive care ventilators in the United States. According to a 1994 survey, the total cost of ICU care in the United States was approximately $55 billion. In addition, studies have shown that hospital charges were higher in patients receiving mechanical ventilation than in other patients in the ICU and that mechanically ventilated patients consume a disproportionate share of ICU resources. As a result, any reduction in average duration of ventilatory support or the resources required to maintain such support would represent a significant direct cost benefit, particularly for healthcare providers operating under capitated payment contracts and Medicare's diagnosis-related group reimbursement system.

   Current Status of Mechanical Ventilator Technology

     A ventilator is a mechanical device which facilitates the exchange of oxygen and carbon dioxide between the atmosphere and the patient. Mechanical ventilation has evolved from methods of temporary support during anesthesia and surgery to become one of the most important treatments in the management of critically ill patients. Ventilators are used as primary life supportive therapy for patients unable to accomplish effective, spontaneous breathing due to serious medical illness, such as acute respiratory distress, acute circulatory failure, chronic obstructive pulmonary disease, sepsis and multi-organ failure.

     Although the respiratory needs of critically ill patients change constantly, the current generation of ventilators provides relatively static ventilatory support. Current systems supply oxygen and other gases to a patient based upon preset parameters (such as breathing rate, tidal volume, pressure or flow) with limited ability for automatic adjustment. As a result, current ventilators often mechanically override the patient's spontaneous respiratory effort or require the use of sedatives or narcotics to extinguish the natural drive to breathe. The clinician's ability to improve treatment also is hampered by the limited ability of current ventilators to optimize patient-ventilator interaction. The management of a patient under these conditions requires constant vigilance and intervention by a clinician, including frequent manual adjustments to the ventilatory controls. In addition, conventional mechanical ventilation provides assistance only during inhalation, which leads to higher work of breathing and the potential for gas trapping in the lungs.

     Due to these technological limitations, the Company believes that patients are often either under- or over-ventilated, leading to increased work of breathing, diaphragmatic fatigue, altered pulmonary gas exchange, respiratory muscle atrophy and mechanical overdistention of the lung. The Company believes these conditions may lead to increased respiratory complications and may impede the ability to wean a patient from the ventilator, resulting in prolonged ventilator dependence, suboptimal patient outcomes and increased treatment costs.

THE CARDIOPULMONARY SOLUTION: PATIENT-SPECIFIC, "SMART" VENTILATION

     Cardiopulmonary has developed its core ventilation technology to address key clinical problems, technological limitations and high treatment costs that the Company believes are associated with current ventilators. The Company's basic premise is that patient outcomes in ventilation can be improved only if the ventilator is able to respond automatically and continuously adapt to the changing needs of the critically ill patient. The Company has designed the Venturi to achieve these objectives. The Company believes that the Venturi will advance the standard of ventilatory care and lead to improved patient outcomes, reduced length of stay and treatment cost savings through:

     O IMPROVED PATIENT-VENTILATOR INTERACTION: The Venturi's precise monitoring and fast pneumatic response improve synchrony between patient effort and ventilatory response, reducing the work of breathing and ventilator dependence.

     O AUTOMATIC WEANING: The Venturi promotes spontaneous breathing by providing automatic withdrawal of mechanical ventilatory support commensurate with the improved clinical status of the patient, reducing clinician time and consequently lowering treatment costs.

     O ACTIVE CONTROL OF EXHALATION: To date, ventilator technology has focused on assisting inhalation. The Company believes the Venturi's unique ability to actively control exhalation will minimize gas trapping in the lungs (a phenomenon known as "intrinsic PEEP" or "auto-PEEP"), reduce the risks of barotrauma (injury due to overpressurization of the lung), increase gas exchange, and improve patient comfort.

     O PATIENT SIMULATION: The Venturi permits the clinician to predict the effects of proposed changes to treatment settings in a computer simulation using current patient data without disrupting the ongoing care regimen. The Company believes this feature will improve safety and reduce the risk of complications during ventilator adjustment.

     O DATA MANAGEMENT AND OUTCOMES MEASUREMENT: The Venturi records and maintains individual patient ventilation data through the use of its customized database, allowing clinicians to compare historical physiologic data with current patient settings and responses. The Venturi software architecture will permit the assembly of an outcomes database for the development of optimal treatment protocols which the Company believes ultimately will enable healthcare providers to better manage the cost of care.

STRATEGY

     The Company's objective is to become a leading provider of advanced ventilatory support and other critical care systems in the United States and internationally. The important elements of the Company's strategy are to:

          Establish the Company's Venturi system as a new standard of care in advanced ventilatory support. The Company intends to establish the Venturi ventilator as an essential interventional platform at the bedside of critically ill patients. The Company believes that the advanced clinical features of its products will allow the delivery of superior patient care and the reduction of overall treatment costs.

          Focus on leading teaching hospitals and clinical opinion leaders. The Company is focusing its initial product marketing and sales efforts on major teaching hospitals and key opinion leaders in pulmonary and critical care medicine and anesthesiology in the United States and in Europe. The Company believes that the support of well-respected clinicians will contribute to market acceptance and stimulate product demand by validating the performance of the Venturi ventilators.

          Initiate clinical marketing studies to validate certain key benefits. The Company believes that published peer-reviewed studies validating the safety, key clinical benefits and claims of superior performance of the Venturi and future products will constitute an important element of its marketing efforts. The Venturi currently is undergoing clinical marketing studies at Yale-New Haven Hospital. The Company plans to begin additional clinical marketing studies during the second half of 1996 at Polyclinica di Milano in Italy, Medizinsche Hochschule Hannover in Germany, Hopital Henri Mondor in Creteil, France, Gloucester Royal Infirmary in England and Duke University Medical Center, and plans to initiate additional studies in the future.

          Establish international presence through Kontron and other strategic alliances. The Company plans to work closely with Kontron to market the Venturi in Europe and certain other jurisdictions. The Company believes this relationship will facilitate the penetration of the European market through Kontron's established sales and marketing force and service network. The Company also intends to establish similar strategic alliances or distributor relationships in the Pacific Rim, South America and other key international markets to assist with regulatory requirements and to market, distribute and service its products.

          Establish a direct sales force and selected distributor network. In the United States, the Company is establishing a direct sales force, which initially will focus on leading teaching hospitals, and a network of respiratory specialty distributors to support the efforts of the direct sales force in generating sales to other hospitals and subacute healthcare providers.

          Leverage core ventilation technologies to create new products and maintain product leadership. The Company plans to use the Venturi ventilator as a technological platform for its future products. As a result, the Company believes it can reduce the development time and cost required for these products. In addition, the Company has designed the Venturi to accommodate software and modular component upgrades which will enable field upgrades of existing products. The Company believes these upgrades will allow it to maintain a technological leadership position by adding new therapeutic options for respiratory care to the capabilities of the existing Venturi platform, subject to obtaining necessary regulatory clearances.

PRODUCTS

   The Venturi Ventilator

     The Company's Venturi ventilator is a portable system that provides advanced life support for patients with acute respiratory failure. It features proprietary, patient-focused, "smart" ventilation which improves the dynamic interaction between patient demand and ventilator response. The Company's Venturi ventilator offers numerous advanced clinical features, including:

          Proprietary "smart" software. The Venturi's proprietary "smart" software is shared by two computers. The first implements the desired therapy by controlling the system's pneumatics, and the second runs a color graphical, object-oriented touchscreen interface and provides redundant capability for system operation. The software accepts and implements a broad range and a high level of instructions from the clinician. The Venturi permits clinicians to invent and implement protocols, and to reuse and adapt proven protocols to different patients. Once the clinician has selected or "programmed" a protocol, the Venturi's software continuously adapts the Venturi to automatically remain in synchrony with the patient during changing breathing patterns. The Company believes the automatic control of ventilation represents a significant advance in respiratory care.

          Pneumatic system. The pneumatic drive mechanism in the Venturi's respiratory control system is a dual venturi tube driven by a single proportional valve. In the forward direction, the Venturi tube generates pressure to the outside of the breathing bag that contains the gases to be delivered to the patient (these gases can be any blend of air and oxygen, and can include other diagnostic and therapeutic gases such as helium or nitric oxide). Reversing the flow through the venturi tube lowers airway pressure and allows the patient to exhale freely, providing exhalation assistance to promote higher airway flow and more complete exhalation. The Company believes that the Venturi ventilator's proprietary pneumatic system provides several significant clinical advantages, including lower lung pressure, faster respiratory cycles, reduced gas trapping and better gas exchange. Among other benefits, the Company believes these clinical improvements will encourage spontaneous breathing, and consequently allow earlier weaning from ventilatory support.

          Monitoring. To offer the clinician flexibility in the control of ventilation and the monitoring of patient response, the Venturi incorporates an active, full color, integrated graphics display and touchscreen that depicts the patient's respiratory status. The Venturi displays a comprehensive set of widely used and clinically established respiratory parameters and waveforms, including standard waveforms depicting primary respiratory mechanics such as pressure, volume, and flow, in conjunction with selected secondary data such as the continuous display of flow-volume and pressure-volume relations. The Venturi also permits remote monitoring by means of computer and telecommunications networks.

          Data management and outcomes measurement. The Venturi records and maintains individual patient ventilatory data with its proprietary database system, allowing clinicians to compare historical treatment data with current patient settings and responses. The Venturi software architecture also permits a user to assemble a customized outcomes database to develop optimal treatment protocols, which the Company believes ultimately will contribute to reductions in the cost of care and help users remain competitive in a managed care environment.

          Proprietary patient simulator. The Venturi permits the clinician to predict the effects of proposed changes to a patient's treatment settings in a computer simulation using current patient data without disrupting the ongoing care regimen. Thus, a clinician can test proposed changes before applying them to a patient to determine optimal, patient-specific settings.

          Software operating system with open architecture and telecommunications capability. The Company has developed a proprietary software system with an open architecture design which allows the flexibility to change and/or upgrade the Venturi's functionality. The Company believes the Venturi's software structure will allow the Company to test and distribute new methods of ventilation, thus facilitating the implementation of new therapeutic strategies for respiratory care, subject to obtaining necessary regulatory clearances. Furthermore, the system's data management capabilities and ability to connect to computer and telecommunications networks will enable healthcare providers to integrate the Venturi with other information management systems.

          Disposable integrated breathing circuit, humidifier and reservoir. The Venturi provides temperature control and humidification of the breathing gas. By integrating all of the system components that come into contact with the patient, including the humidifier, into one disposable circuit, the Company believes the Venturi will reduce the risk of patient-to-patient cross contamination and the costs of cleaning and sterilization. As the number of patients with advanced cases of acquired immunodeficiency syndrome (AIDS), tuberculosis and hepatitis who require ventilatory support increases, this feature will offer important patient care and safety benefits. In addition, this integrated circuit reduces work of breathing by eliminating flow-restricted demand valves and protective filters within the breathing circuit as required by existing ventilators. The Company anticipates that sale of its proprietary disposable breathing circuits will provide an additional source of revenue.

          Portability with full pneumatic and electrical capability. The Venturi is a portable system that includes batteries and gas tanks to provide complete electrical and pneumatic capability for one hour or more of uninterrupted, full scale ventilation without recharging. As a result, the Venturi can be moved throughout the hospital with the patient. This alleviates the need to interrupt life support to switch a patient to a temporary ventilatory support system during patient transfer, which has been shown to be a high risk event for a ventilated patient. This also allows care institutions the flexibility to bring advanced ventilatory support to any bedside without moving the patient. These features make the Venturi suitable for a wide range of healthcare facilities, including flexible environments such as subacute care facilities and outpatient surgery facilities, and reduces the need for healthcare providers to purchase separate transport ventilators.

          Incorporation of standardized hospital protocols. The Company believes there is an increasing trend toward the use of standardized treatment protocols in order to shorten hospital stays and improve patient outcomes. The Venturi allows healthcare providers to customize protocols and display them on the system's guidance screen. Additional protocols can be implemented in accordance with a patient's response to treatment until ventilatory support is no longer required.

     As a result of these features, the Company believes that the Venturi system offers significant benefits to patients and healthcare providers, including: (i) improved patient care, (ii) ease of use, (iii) reduced ventilator days, (iv) reduced cost of patient care, (v) reduced need for sedatives and narcotics, and
(vi) reduced risk of cross-contamination.

PRODUCTS UNDER DEVELOPMENT

     The Company is developing new products which are being designed to be fully compatible with the software and hardware platform utilized in the Venturi system.

     The Venturi MS is being designed as a stand alone system which will add a wide array of critical care patient monitoring parameters to the Venturi's primary respiratory platform. The Company expects that this system will continuously monitor a patient's electrocardiogram (EKG), invasive and non-invasive arterial blood pressure, blood oxygen saturation, end tidal carbon dioxide, temperature and respiration. The Venturi MS will provide healthcare clinicians with a fully-integrated display of these key vital parameters. Because the Venturi MS will use the same software platform and hardware utilized in the Venturi, Venturi owners will also be able to incorporate these expanded monitoring capabilities through modular, easy-to-install hardware and software upgrades. The Company believes the Venturi MS will significantly reduce users' capital equipment needs by consolidating commonly used individual monitoring tools into one fully-integrated portable life-support workstation. The Venturi MS is in the advanced stages of product design.

     The Venturi AS, an advanced anesthesia workstation, is expected to combine precise anesthetic agent delivery with the Venturi's advanced ventilatory control. The data management system will be designed to consolidate and simplify patient monitoring and anesthetic delivery information so that the anesthesiologist can base clinical decisions on prompt and reliable patient-specific information depicting the patient's intraoperative and post-anesthetic status. In addition, the Company expects the product to incorporate an innovative and precise anesthetic agent delivery system. The Company believes these features will provide precise control of anesthetic delivery, increase patient safety and decrease recovery time and costs. The Venturi AS is still in the research stage.

     The Venturi CS, a second generation version of the Venturi system, is being designed to enhance heart-lung interaction during mechanical ventilation. The Venturi CS is also expected to incorporate new "smart" software for cardiac-ventilator synchronization, pulmonary mechanics measurements and enhanced patient monitoring capabilities. As a result, the Company believes that the Venturi CS will significantly reduce cardiac work and enhance circulatory function in cardiac-compromised patients, leading to enhanced patient care and reduced treatment costs. The Venturi CS is undergoing investigational trials at Yale-New Haven Hospital under an Investigational Device Exemption (IDE).

     The Company will need to obtain clearance or approval from the FDA and comparable regulatory authorities outside the United States before marketing its products under development. See "-- Government Regulation."

SALES, MARKETING AND DISTRIBUTION

     The Company, through its relationship with Kontron and its direct sales force in the United States, intends to focus its initial sales and marketing efforts on major teaching hospitals and key opinion leaders in the field of pulmonary medicine and acute ventilatory care, who are in the best positions to appreciate the therapeutic and financial benefits attributable to the Company's products. In addition, the Company believes it will be able to develop, as part of its ongoing clinical marketing studies, published reports which document key clinical benefits of the Venturi, including the ability of the Venturi to reduce the average number of ICU days for specific patient populations. The Company believes studies of this nature would influence purchasing decisions with respect to intensive care products such as ventilators, which generally are made by hospital administrators and specialists for buying consortiums. However, there can be no assurance that such studies will be published on a timely basis, if at all, or that any studies that are published will support the Company's claims. See "Risk Factors--Uncertainty of Acceptance."

     Domestic Sales and Service. The Company currently is establishing a direct sales force for the United States market. Initially, the Company expects to establish a sales force of Regional Account Managers in select geographic areas; the Company expects this sales force to grow in number to the extent product acceptance and sales volume increase. The sales force will be responsible for the demonstration and sale of the Company's products as well as developing a close working relationship with target accounts. Initially, the Company intends to focus its sales and marketing efforts on major teaching hospitals and other centers of influence. The sales force will be expected to leverage sales at these influence centers to achieve subsequent recommendations and endorsements. A portion of the proceeds of this offering will be used to establish such a direct sales force. See "Use of Proceeds."

     The Company also plans to utilize respiratory specialty distributors to sell products in markets which will not be initially targeted by the direct sales force. These distributors will also support the efforts of the direct sales force in the smaller acute care hospitals and subacute care facilities and will be responsible for the related sales, service, stocking and account receivable functions in their assigned geography.

     The Company plans to utilize a combination of in-house direct service representatives and dealer/third party field service representatives. The Company's direct service representatives will be responsible for the repair of products, act as liaison between the customer and the Company's product quality and manufacturing staff, train the dealer/third party service support network and produce applicable service and support technical material. The dealer/third party service organizations will be responsible for the field service of products which have been sold in their assigned geographic territory.

     International. The Company plans to penetrate international markets through its relationship with Kontron. The Company's initial sales are being made to Kontron for resale in Europe and certain other jurisdictions. See " -- Distribution Agreement with Kontron." The Company is supporting Kontron's efforts by encouraging clinical marketing studies of the Venturi at several leading European hospitals. The Company intends to seek additional long-term strategic relationships or distribution agreements to take advantage of established sales organizations in the Pacific Rim, South America and other international markets.

     Clinical Support and In-Service Training. The Company plans to support its domestic and international markets as well as its clinical marketing studies with a limited staff of clinical specialists, which will increase in size with product acceptance and increased sales volume. These specialists will be responsible for installing products and monitoring their operation at study sites as well as assisting the Company's direct sales organization with in-service training and technical presentations.

     Promotion. The Company plans an intensive awareness campaign to educate the medical community about its products by sponsoring clinical abstracts and papers pertaining to Company products at major professional society meetings. The Company plans to display its products at exhibitions at the annual meetings of major professional societies, such as the American Association of Respiratory Care, American Thoracic Society, American College of Chest Physicians, American Society of Anesthesiologists and the American Society of Critical Care Medicine, as well as at local respiratory therapy society meetings. The Company also plans to advertise in professional journals both to enhance recognition of the Company's name and products and to generate sales leads.

     Ancillary Products and Services. Once a sufficient installed base of its products is in place, the Company may also realize revenue from the sale of training services, software based treatment guidelines and utilization review protocols and from the sale of disposable breathing circuits.

DISTRIBUTION AGREEMENT WITH KONTRON

     In March 1995, the Company entered into an exclusive Distribution Agreement with Kontron Instruments Ltd. for the promotion, sales, servicing and distribution of Venturi products in Europe and certain other jurisdictions. Kontron is a subsidiary of Kontron Instruments Holding N.V., a leading European manufacturer and distributor of medical and scientific instruments with over $175 million in annual sales and an established critical care sales force which includes approximately 60 European sales representatives. The Company has granted Kontron exclusive distribution rights for the Venturi (including the Venturi CS, Venturi AS and any upgrades of or new developments included therein) in Europe and certain other jurisdictions. The Company believes a long-term strategic relationship with Kontron will allow the Company to benefit from Kontron's established sales organization and distribution network, and consequently accelerate the Company's penetration of overseas markets. In addition, the Company hopes to benefit from Kontron's experience with respect to overseas regulatory approvals. To date, Kontron has funded most of the expenditures relating to European regulatory approvals, and through direct investments owns approximately 12% of the Company prior to this offering. See "Certain Transactions."

     Pursuant to the terms of the Distribution Agreement, Kontron has obtained British Standards Institution certification that the Venturi complies with IEC 601 safety standards. Subject to certain termination rights, the distribution agreement with Kontron calls for Kontron to purchase specified quantities of the Venturi ventilator through the end of 1997, after which time the parties have agreed to negotiate in good faith concerning a new purchase schedule. In addition, Kontron has agreed to expend a total of at least $1,000,000 for promotion, advertisement and selling of the Venturi, the timing of which expenditure is based on the receipt by the Company of certain regulatory approvals for the Venturi. The Company currently is supplying demonstration units to Kontron and expects to begin commercial sales efforts through Kontron in the second half of 1996. A representative of Kontron also is entitled to attend meetings of the Company's Board of Directors.

     The Distribution Agreement extends indefinitely, subject to termination upon the occurrence of certain events. Ordinary termination of the Distribution Agreement requires thirty-six months' written notice by either party. Exceptional termination is allowed: (i) upon twenty-four (24) month's notice by either party given during any month of January, if Kontron and the Company have failed to agree by the end of the prior year on a purchase schedule for the upcoming three years to update the purchase schedule contained in the Distribution Agreement; (ii) upon six month's notice by either party given during any month of January beginning in January 1996, if Kontron has failed to order from the Company in the previous year at least the minimum number of products set forth in the mutually agreed schedule for the prior year, except where such failure is due to the Company's inability to deliver products; (iii) automatically and without notice in case of dissolution or liquidation of the Company or of Kontron; (iv) immediately upon notice by the Company if Kontron (other than for reasons of force majeure) shall fail to make any payment due the Company for a period of sixty (60) days following the date such payment is due unless such obligation is disputed in good faith; and (v) upon six month's notice by either party in case a competitor of either party acquires direct or indirect control of the other party, in which case the right to exceptional termination can be exercised only by the party not being so acquired.

     The Distribution Agreement provides that the Company and Kontron shall negotiate in good faith with respect to price adjustments for future sales if the exchange rate of the U.S. dollar with respect to the ECU varies by more than 7.5% from that in effect on the date a price is agreed. Consequently, the Company's revenues from sales to Kontron may be adversely affected by fluctuations in currency exchange rates. See "Risk Factors --Reliance on Foreign Sales; Foreign Currency Fluctuation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

PRODUCTION

     The Company's production operations consist primarily of final assembly, testing, and quality control of materials, components, subassemblies, and systems. The Company currently assembles and tests its products at its facility in Milford, Connecticut. As currently configured, the Company's facilities will accommodate only limited ventilator production. As a result, the Company anticipates that it will need to expand its production facilities or establish alternate facilities as it expands from the development stage to full production, and intends to spend a portion of the proceeds from this offering for that purpose. See "Use of Proceeds" and "Risk Factors."

     The Company purchases the components for its products from various independent suppliers. These components are either standard components or are built to the Company's specifications. As a result of the Company's efforts to develop multiple supplier relationships, many of the purchased components are available from more than one vendor. However, several components used in the Company's products are currently available from only one source and others are available from only a limited number of sources. Although the Company believes it could obtain all of the necessary items from alternate sources if required, a change in sole source suppliers would disrupt production, create delays or reductions in product shipments, or increase component costs. See "Risk Factors -- Reliance Upon Key Suppliers."

PATENTS AND PROPRIETARY INFORMATION

     The Company seeks to protect its proprietary rights in its technology and products through patent applications, trade secrets and non-disclosure and confidentiality agreements. The Company has filed patent applications relating to the Venturi's pneumatic system in the United States and internationally (including a pending application to the PCT) and to the Venturi's control system and software in the United States. In addition, certain of the Company's products under development are protected by two United States patents and two international patents covering ventilation methods and hardware design. The Company intends to submit additional international patent applications. There can be no assurance that any of the Company's patent applications will result in issued patents, that any issued patents will provide any competitive advantage or that patents will not be challenged, circumvented or invalidated.

     The Company also relies on unpatented trade secrets and proprietary know-how. There can be no assurance that others may not independently develop or otherwise acquire the same or similar trade secrets and know-how or otherwise gain access to the Company's proprietary technology or disclose such technology, or that the Company can meaningfully protect its rights to its unpatented technology. In the absence of patent protection, the Company's business may be adversely affected by competitors who independently develop substantially equivalent technology.

     In addition, the Company has filed an "intent-to-use" trademark registration for the "Venturi" mark, which has been allowed by the United States Patent and Trademark Office.

COMPETITION

     The medical device industry in the United States and abroad is intensely competitive. The principal manufacturers of ventilator equipment are Nellcor Puritan-Bennett, Inc., Siemens Life Systems (a division of Siemens AG), Infrasonics, Inc. (which has entered into an agreement to be acquired by Nellcor Puritan-Bennett, Inc.), Bird Medical Technologies, Inc. (a division of Thermo Electron Corp.), Bear Medical Systems, Inc. (a division of Allied Healthcare Products, Inc.) and Draegerwerk AG. The Company may also compete with other manufacturers of respiratory products and medical devices. Many of these companies have substantially greater capital resources, research and development staffs and facilities, and experience in obtaining regulatory approvals and in marketing and distribution of products, than does the Company. The Company believes that the principal competitive factors in this market are product features and quality, ability to reduce treatment costs, price, customer service, and improved patient outcomes. The Company believes that it can compete with respect to each of these factors; however, the Company may find it necessary to adjust its pricing policies in accordance with market conditions. See "Risk Factors -- Competition" and "Risk Factors -- Uncertainty of Market Acceptance."

RESEARCH AND DEVELOPMENT

     The Company has devoted substantially all of its efforts since inception to the design, development, pre-commercial assembly and testing of the Venturi ventilator. Research and development expenses were $525,000 in the three-month period ended March 31, 1996 and $301,000 in the three-month period ended March 31, 1995; $1,718,000 in the year ended December 31, 1995, $1,075,000 in the year ended December 31, 1994 and $542,000 in the year ended December 31, 1993; and $5,930,000 for the period from inception (March 4, 1988) through March 31, 1996.

     The Company's research and development activities are performed by the Company's internal research and development team. The Company's principal research and development activities consist of the continued development and testing of the Venturi and the research, design and development of future products, including the Venturi MS, the Venturi AS and the Venturi CS. See "-- Products" and "-- Products Under Development." The Company will be required to seek regulatory clearance or approval for these devices. There can be no assurance that product development will be successfully completed, that regulatory clearances or approvals will be granted on a timely basis or at all or that any products that are successfully developed will achieve commercial acceptance. See "Risk Factors -- Uncertainty of Market Acceptance" and "Risk Factors -- Government Regulation."

GOVERNMENT REGULATION

     General. All medical devices are subject to extensive and rigorous regulation by the federal government, principally the FDA and, in some instances, by state, local, and foreign government authorities. The Federal Food, Drug, and Cosmetic Act ("FFDCA") and other federal statutes and regulations govern the development, testing, manufacture, labeling, packaging, storage, approval, advertising, promotion, sale and distribution of such products. Sales of the Company's products outside of the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain clearance from a foreign country may be longer or shorter than that required by the FDA, and clearance or approval or other product requirements may differ.

     Regulation of Medical Devices -- United States. Pursuant to the FFDCA, medical devices intended for human use are classified into three categories, Classes I, II and III, on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Generally, Class I devices are subject to general controls (e.g., labelling, premarket notification, and adherence to the Good Manufacturing Practice ("GMP") regulations), and Class II devices are subject to general controls and special controls (e.g., performance standards, postmarket surveillance, patient registries and FDA guidelines). Class III devices are those which must receive premarket approval ("PMA") from the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting, and implantable devices, or new devices that have not been found substantially equivalent to legally marketed devices). The Venturi ventilator is classified as a Class II device.

     Before a manufacturer can introduce a new device into the market, the manufacturer must generally obtain marketing clearance through either a premarket notification ("510(k)") procedure or a PMA procedure. FDA will grant 510(k) clearance for a new device if the medical device manufacturer can establish that the new device is "substantially equivalent" in terms of safety and effectiveness to a legally marketed Class I or Class II medical device or to a Class III medical device for which the FDA has not called for a PMA. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past. It generally takes from four to twelve months from submission of a 510(k) to obtain 510(k) clearance from FDA, but it may take longer.

     The FDA may determine that the new device is not substantially equivalent to a legally marketed device, in which case a PMA may be required. The FDA may also determine that additional information is needed before a substantial equivalence determination can be made in which case data from safety and effectiveness tests, including clinical tests, may be required. A "not substantially equivalent" determination or a request for additional information could delay the market introduction of new products that fall into this category and could have a material adverse effect on the Company's business, financial condition and results of operation.

     The Company's Venturi ventilator has been cleared for marketing by the FDA through the 510(k) clearance process; as a result, the Company may begin commercial sales of the Venturi in the United States without further regulatory approval so long as no changes are made which require the filing of an additional 510(k) Submission. The Company currently anticipates that the Venturi MS and the Venturi AS will qualify for 510(k) clearance and that the Venturi CS will require premarket approval. However, there can be no assurance that the Company will receive FDA clearance of a 510(k) notification for the Venturi MS or the Venturi AS, or any device that the Company may develop in the future, on a timely basis or at all.

     The FFDCA requires the filing of a new 510(k) Submission when, among other things, the manufacturer makes a major change or modification in the intended use of a previously cleared device or a change or modification, including product enhancements, to a previously cleared device that could significantly affect its safety or effectiveness. A device manufacturer is responsible for making the initial determination as to whether a proposed change to a cleared device or to its intended use necessitates the filing of a new 510(k) Submission. If the Company determines that any modifications that it may make to its previously cleared products do not require the filing of a new 510(k) Submission, there can be no assurance that the FDA would agree with the Company's determinations and would not require the Company to submit a new 510(k) for any modifications made to the devices. If the FDA requires the Company to submit a new 510(k) for any modification to the device the Company may be prohibited from marketing the device as modified until the 510(k) is cleared by the FDA. There can be no assurance that the Company will obtain 510(k) clearance on a timely basis, if at all, for any device modification for which it files a future 510(k) Submission.

     A manufacturer must file a PMA application if a new device is not substantially equivalent to a legally marketed Class I or Class II device, or if it is a Class III device for which FDA has called for PMA's. A PMA application must be supported by extensive data, usually including both preclinical and clinical trial data, to demonstrate the safety and effectiveness of the device. If clinical trials of a device are required and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) must obtain FDA approval of an investigational device exemption ("IDE") application prior to commencing the clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. Sponsors of clinical trials are permitted to sell those devices distributed in the course of the study provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by the FDA before a sponsor or an investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects. There can be no assurance that the Company will be permitted to undertake such clinical trials or that, if conducted, such clinical trials will demonstrate the safety and effectiveness of the device.

     The PMA application must contain the results of the clinical trials, the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling, advertising literature and training methods (if required). The FDA generally takes approximately one to two years from the date of filing to complete its review of a PMA, but may take significantly longer. The review time is often significantly extended by the FDA requesting additional information or clarification of information already provided in the submission. During the review period, an advisory committee likely will be convened to review and evaluate the application and provide recommendations to the FDA as to whether the device should be approved for marketing. The FDA is not bound by the recommendations of the advisory panel. In addition, the FDA will inspect the manufacturing facility to ensure compliance with the GMP regulations for medical devices prior to approval of the PMA application. If the FDA's evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions which must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter, authorizing commercial marketing of the device for certain indications. If the FDA's evaluations of the PMA application or manufacturing facilities are not favorable, the FDA will deny approval of the PMA application or issue a "not approvable" letter. The FDA can also determine that additional clinical trials are necessary, in which case PMA approval may be delayed for several years while additional clinical trials are conducted and submitted in an amendment to the PMA. There can be no assurance that the Company will obtain PMA approval by the FDA to commercially market a device in the United States on a timely basis, if at all. If granted, the premarket approval may include significant limitations on the uses for which the product may be marketed, and the agency may require postmarketing studies of the device.

     Modifications to a device that is the subject of an approved PMA, its labeling, or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

     The Venturi did not require a PMA application; however, the Company may be required to submit a PMA application for future upgrades of the Venturi or for some or all of its future products, and expects that its Venturi CS product may require a PMA application.

     Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA. Device manufacturers are required to register their establishments and list their devices with the FDA, and are subject to periodic inspections by the FDA, or by a state entity under an FDA contract, for compliance with the GMP regulations for medical devices. These regulations require a company to manufacture its products and maintain documents in a prescribed manner with respect to manufacturing, testing and control activities. The GMP regulations may be revised by the FDA to include design controls as well. This and other proposed changes to the GMP regulations, if finalized, could likely increase the cost of complying with GMP requirements. The Company also may be subject to the registration and inspection requirements of state regulatory agencies. There can be no assurance that the Company will be able to attain or maintain compliance with GMP regulations.

     In addition, the Medical Device Reporting ("MDR") regulation obligates the Company to inform FDA whenever there is reasonable evidence to suggest that one of its devices may have caused or contributed to death or serious injury, or where one of its devices malfunctions and, if the malfunction were to recur, the device would be likely to cause or contribute to death or serious injury. The Company may also be required to comply with device tracking regulations, which require manufacturers to establish a method of tracking individual devices through the distribution channel to the physician and patient using the device.

     Labeling and promotion activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. The FDA actively enforces regulations prohibiting marketing of products for unapproved uses.

     If, as a result of FDA inspections, MDR reports or information derived from any other source, the FDA believes the Company is not in compliance with the law, the FDA can refuse to clear or approve new products for marketing; withdraw previous product clearances or approvals; require notification to users regarding newly found unreasonable risks; request repair, refund or replacement of faulty devices; request corrective advertisements, formal recalls or temporary marketing suspension; impose civil penalties; or institute legal proceedings to detain or seize products, enjoin future violations, or seek criminal penalties against the Company, its officers or employees. Civil penalties for FFDCA violations may be assessed by the FDA in lieu of or in addition to instituting legal actions. Any such action by the FDA could result in disruption of the Company's operations for an indeterminate time.

     Regulations of Medical Devices Outside the United States. Products marketed outside the United States that are manufactured in the United States are subject to certain FDA regulations, as well as regulation by the country in which the products are to be sold. The Company also might be subject to foreign regulatory requirements governing clinical trials and medical device sales if such products are marketed abroad. Approval of a product by the comparable regulatory authorities of foreign countries usually must be obtained prior to commencement of marketing of the product in those countries whether or not FDA approval has been obtained, although the receipt or denial of FDA clearance for a product may affect the receipt or denial of regulatory clearance for that product in certain countries. The approval process varies from country to country and time required may be longer or shorter than that required for FDA approval.

     The Venturi has passed IEC 601 medical electrical equipment safety tests administered by the British Standards Institution. IEC 601 is the base product safety standard accepted by all member countries of the European Union and a number of non-European Union jurisdictions. Although additional approvals will be required in France andGermany, this certification allows the Venturi to be marketed in most of the other countries of Europe. Both France and Germany have specific regulatory requirements that go beyond IEC 601 and involve the submission of technical and clinical data. The Company has also applied for approval from the Groupement pour l'evaluation des dispositifs medicaux (G-Med) for sales in France and from the Technischer Uberwachungsverein (TUV) for sales in Germany. Although the Company believes that its existing clearance from the FDA and test results from the British Standards Institution may increase the likelihood of clearance in other jurisdictions, there can be no assurances that any such clearances will be received in a timely manner or at all.

     Other Regulations. The Company is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

PROPERTIES

     The Company's administrative offices, research and development and production facilities occupy approximately 6,942 square feet of leased space in Milford, Connecticut. The lease expires on August 1, 1997. The Company plans to expand its production facilities or establish alternate facilities as it expands from the development stage to full production. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

EMPLOYEES

     As of March 31, 1996, the Company employed 22 full-time individuals. In addition, the Company utilizes free-lance consultants from time to time. The Company believes its future success will depend upon, among other things, its ability to attract and retain qualified managerial and scientific personnel. Competition among companies in the medical devices area is intense, and there can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms. The Company believes it maintains satisfactory relations with its employees.

LEGAL PROCEEDINGS AND PRODUCT LIABILITY

     The Company is not a party to any material litigation or legal proceeding relating to its products, and none of the Company's products has ever been the subject of a safety or quality recall.

     Because most of the Company's products are intended to be used on patients who are physiologically unstable and may be severely ill, the Company may be exposed to serious potential product liability claims. From time to time, patients on whom the Company's products are being used are likely to sustain injury or death related to their medical treatment or condition, which could lead to product liability claims against the Company. The Company maintains product liability insurance coverage in an amount which it believes adequate for its present purposes. There can be no assurance that the Company will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims.

     The Company is currently in arbitration with Stephen Jack Herman, a former officer of the Company, regarding a claim against the Company for $69,090 plus accrued interest from July 1, 1992 in severance compensation, originally filed by Mr. Herman in July 1994 in the Superior Court of Massachusetts. The Company is disputing such claim.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers and directors of the Company are:

         NAME              AGE    POSITION
         ----              ---    --------

James W. Biondi, M.D. ...  40     Chairman, Chief Executive Officer and Director

N. Nicoll Snow ..........  51     Vice President, Chief Financial Officer and
                                    Secretary

Robert Glinski ..........  49     Vice President, Sales

Douglas M. Johnston .....  41     Vice President, Research and Development

Gerhardt P. Schroeder ...  53     Vice President, Engineering

Thomas J. Abbenante .....  56     Director

John R. Cullinane, Jr. ..  43     Director

Alan Kessman ............  49     Director

W. Gordon Kruberg, M.D. .  35     Director

     James W. Biondi, M.D. has served as Chairman and Director since inception (March 1988) and as Chief Executive Officer since June 1992. Dr. Biondi also has been an Adjunct Associate Professor of Pulmonary Medicine and Anesthesiology at Yale University School of Medicine since 1992. He is widely published in the area of ventilation and cardiac interaction. Dr. Biondi completed residencies in Internal Medicine, Pulmonary and Critical Care Medicine, and Anesthesiology at Yale University School of Medicine. He holds B.S. degrees in mechanical engineering and biology from Rensselaer Polytechnic Institute and an M.D. degree from Albany Medical College.

     N. Nicoll Snow joined the Company in January 1996 as Vice President, Chief Financial Officer and Secretary. From May 1992 until joining the Company, he served as Chief Financial Officer and Secretary of Simmons Outdoor Corporation, an importer and distributor of sports optical products. Prior to joining Simmons, Mr. Snow served as a consultant to Noel Group, Inc. from November 1991 through March 1992 and as Chief Financial Officer of U.S. Auction, Inc., a real estate auction company, from September 1990 through October 1991. Mr. Snow served as an audit partner for Arthur Andersen & Co. for the ten years through August 1990. Mr. Snow holds a B.A. in Economics from the University of Pennsylvania and an M.B.A. from the Wharton Graduate School.

     Robert Glinski joined the Company in March 1996 as Vice President of Sales. Prior to joining the Company, Mr. Glinski spent 20 years, primarily in sales and marketing positions, with Puritan Bennett Corporation, which was acquired by Nellcor Incorporated in August 1995. At Nellcor Puritan Bennett, Mr. Glinski was Corporate Accounts Manager from December 1995 to March 1996. At Puritan Bennett, Mr. Glinski was Director of National Accounts from 1992 to 1995. Prior to that, he served as U.S. Field Operations Manager from 1990 to 1992 and as National Sales Manager for the Puritan Bennett's Boston Division from 1981 to 1990. Mr. Glinski received a B.S. in Marketing from Fairleigh Dickinson University.

     Douglas M. Johnston joined the Company in January 1990 as Vice President of Research and Development and also served as Secretary of the Company from 1993 to January 1996. From 1988 to 1990, he was a founding partner of Square One Technology, a medical instrument development company. From 1984 to 1988, he was the Director of Instrument Development for Cardiovascular Devices, Inc., a developer of blood gas monitoring systems, now a division of Minnesota Mining and Mfg. Co. From 1980 to 1984, he held technical leadership positions with Puritan Bennett Corporation in its ventilator and anesthesia divisions. From 1976 to 1980, he was a design engineer with the Patient Monitoring Division of Hewlett Packard Co. Mr. Johnston holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

     Gerhardt P. Schroeder joined the Company in May 1991 as Director of Ventilator Development and was appointed Vice President, Engineering in November 1995. From 1977 to 1991 he held various technical leadership positions at Ohmeda Inc., a healthcare products and services company, including Director of Research and Development for the Infant Care Division and Product Development Manager for the Anesthesia Systems Division. Mr. Schroeder holds a B.S. in Mechanical Engineering and an MBA from the University of Wisconsin.

     Thomas J. Abbenante was a founder of the Company and served as a director from 1988 to 1991 and since April 1995. Since 1984, he has served as President of Ivy Biomedical Systems, Inc., a manufacturer of patient monitoring equipment. He is also a founder of Novametrix Medical Systems, Inc., a manufacturer of transcutaneous gas monitors and ventilator monitors.

     John R. Cullinane, Jr. became a Director of the Company in July 1993. Since 1987 he has been a partner of Marsh Point Partners, the general partner of Cullinane & Donnelly Venture Partners, L.P., and since 1993 he has been a partner of Marsh Point Partners, II, the general partner of The Connecticut Future Fund, L.P. Cullinane & Donnelly Venture Partners, L.P. and The Connecticut Future Fund, L.P. are venture capital funds. Prior to forming Cullinane & Donnelly, he was a principal in Quantum Venture Partners and Vice President at Blyth Eastman Paine Webber. Mr. Cullinane is a graduate of Princeton University and the Yale University School of Organization and Management.

     Alan Kessman became a director of the Company in June 1995. Since 1988, he has been Chairman, President and Chief Executive Officer of Executone Information Systems, Inc., a supplier of voice data and specialized hospital communications equipment.

     W. Gordon Kruberg, M.D. became a Director of the Company in 1990. He has been a General Partner of Horn Venture Partners and related entities since 1992. He was previously Senior Associate of Horn Venture Partners from 1989 to 1992. Dr. Kruberg received his M.D. from Northwestern University and holds degrees in Industrial Engineering and Human Biology from Stanford University.

     All directors hold office until the next meeting of the stockholders of the Company and until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among directors or executive officers of the Company.

     The Company's Audit Committee currently consists of Mr. Cullinane and
Dr. Kruberg. The Company's Compensation Committee currently consists of
Drs. Biondi and Kruberg and Mr. Cullinane. Dr. Biondi will resign from the Compensation Committee upon the consummation of this offering. The Audit Committee, among other things, oversees actions taken by the Company's independent accountants. The Compensation Committee, among other things, reviews the compensation levels of the Company's executive officers and makes recommendations to the Board of Directors regarding compensation. The Compensation Committee also administers the Company's 1994 Stock Option Plan and makes grants thereunder. See " --Stock Options."

KEY PERSONNEL

     The following persons, although not executive officers of the Company, make significant contributions to the Company's business:

     Donald D. Gilmore, Director of Software Development, joined the Company in March 1991. From 1982 to 1991, he held technical management positions for several startup software companies. He was Engineering Manager for the development of a visual programming language for Cognex Corp. He was a Senior System Architect for ON Technology Inc., where he was a member of a team assembled by Mitch Kapor to design information management applications. He led the design and development of a CAD/CAE complex object database for Aries Technology, Inc., and was Vice President of Research and Development for Azrex, Inc. From 1969 to 1982, he held software design engineering positions at Digital Equipment Corporation and Southern New England Telephone Co., and performed software consulting. Mr. Gilmore studied engineering and mathematics at the University of Kansas.

     Elliot Blank, Director of Manufacturing, joined the Company in September 1994. From 1982 to 1993 he held manufacturing and project management positions at Puritan Bennett Corporation. From 1976 to 1982, he worked as a manufacturing engineer in the aerospace industry and as an electrical engineer for ophthalmic surgery equipment.Mr. Blank holds a B.S. in Electrical Engineering from the State University of New York, and an MBA from Pepperdine University.

SCIENTIFIC ADVISORS AND INVESTIGATORS

     The Company has organized a Scientific Advisory Board which consists of recognized experts in the research and clinical practice of respiratory care. The members of the Scientific Advisory Board rely on their diverse areas of practice to review and comment upon the Company's ongoing and proposed scientific products. The Scientific Advisory Board also advises the Company on potential areas of clinical interest and provides scientific evaluations on products under development. The Scientific Advisory Board will meet quarterly and certain members will meet in smaller groups or individually with the Company as needed. The Company will provide each member of the

Scientific Advisory Board with a nominal stipend in the amount of $1,000 per meeting and a one time grant of an option for 4,000 shares of the Company's Common Stock. The Company also reimburses each member for expenses incurred when attending meetings.

     All members of the Scientific Advisory Board are employed elsewhere and may have commitments to and/or consulting contracts with other organizations, including potential competitors of the Company, that may limit their availability to the Company. None of these individuals is expected to devote more than a small portion of his or her time to the Company.

     The following are the members of the Company's Scientific Advisory Board:

     Michael W. Cleman, M.D. is a Professor of Medicine and a Director of the Cardiac Catherization Laboratory and PTCA Services at Yale University School of Medicine. Dr. Cleman's work is primarily in the areas of the use of mechanical devices in the treatment of coronary artery disease and restenosis. Dr. Cleman received his M.A. from Johns Hopkins University and his M.D. Johns Hopkins Medical School.

     Lloyd N. Friedman, M.D., is Director of Intensive Care and Quality Management at Milford Hospital and is an Associate Clinical Professor of Medicine in Pulmonary and Critical Care at Yale University School of Medicine. Dr. Friedman received National Institute of Health sponsored training in clinical epidemiology, biostatistics and clinical study design, and has directed and published several studies, authored numerous chapters and edits a text in pulmonary medicine. Dr. Friedman received his B.A. in Biochemistry at Columbia University and his M.D. at Yale University School of Medicine.

     Richard A. Matthay, M.D. is Professor of Medicine and Associate Director of Pulmonary and Critical Care Medicine at Yale University School of Medicine. Dr. Matthay was a Director of the Medical Intensive Care Unit of Yale New Haven Hospital from 1982 to 1990. He is the author of numerous scientific publiciations. His work is primarily in the areas of cardiovascular performance in lung disease, chronic obstructive lung disease and asthma, lung cancer and the immune system, pulmonary manifestations of the connective tissue diseases, and pulmonary disease of the immuno compromised host. Dr. Matthay serves on the editorial board of a number of scientific journals, and has edited and authored numerous texts in pulmonary and critical care medicine. Dr. Matthay received his A.B. from Stanford University, his M.D. from Tufts University and an M.A. in Business from Yale University School of Organization and Management.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning all 1995 cash and non cash compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the Company's only other executive officer whose total salary and bonus for 1995 exceeded $100,000:



                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                  COMPENSATION
                                                         1995 COMPENSATION           AWARDS
                                                        --------------------      ------------     ALL OTHER
NAME AND PRINCIPAL POSITION                             SALARY         BONUS         OPTIONS     COMPENSATION
- ---------------------------                             ------         -----      ------------   ------------
James W. Biondi, M.D. ............................     $120,016          --            --          $5,966(1)
 Chief Executive Officer and Director

Douglas M. Johnston ..............................     $120,016          --          27,200        $2,982(1)
 Vice President

- ----------
(1) Consists of compensation expense incurred upon lapse of restrictions on restricted stock.

EMPLOYMENT AGREEMENTS

     The Company has entered into a three year employment agreement, effective upon the closing of this offering, with James W. Biondi, M.D., the founder and the Chief Executive Officer of the Company, pursuant to which Dr.

Biondi will be employed as the Chief Executive Officer of the Company and will receive a minimum annual base salary of $175,000. The agreement provides for automatic renewal for successive one year terms unless either party gives advance notice to the contrary. In addition, the agreement provides that Dr. Biondi shall not compete with the Company during the term of the employment agreement and for two years thereafter. If the Company terminates the agreement without cause (as defined in the agreement) or if Dr. Biondi terminates the agreement for "good reason" (as defined in the employment agreement), Dr. Biondi shall be entitled to receive the greater of his salary for the remainder of the term of the agreement or his annual salary for the then current year of employment. If the employment agreement is terminated in certain circumstances following certain changes in control of the Company, Dr. Biondi shall be entitled to receive two times his then current salary (including an amount equal to any bonuses paid during the prior twelve-month period).

     The Company also has entered into two year employment agreements, effective upon the closing of this offering, with N. Nicoll Snow, Vice President, Chief Financial Officer and Secretary of the Company, Robert Glinski, Douglas M. Johnston and Gerhardt P. Schroeder, each a Vice President of the Company, Donald
D. Gilmore, Director of Software Development, and Elliot Blank, Director of Manufacturing. Pursuant to these agreements, Messrs. Snow, Glinski, Johnston, Schroeder, Gilmore and Blank will receive minimum annual base salaries of $150,000, $90,000, $130,000, $130,000, $110,000 and $95,000, respectively. The agreement with Mr. Glinski also provides for an annual bonus based upon sales and performance. The agreements provide for automatic renewal for successive one year terms unless either party gives advance notice to the contrary. In addition, the agreements with Messrs. Johnston, Schroeder and Gilmore provide that they shall not compete with the Company during the term of the agreement and for two years thereafter, and the agreements with Messrs. Snow, Glinski and Blank provide that they will not compete with the Company during the term of the agreement and for one year thereafter. If the Company terminates the agreement without cause (as defined in the agreements) or if the employee terminates the agreement for "good reason," each of Messrs. Johnston, Schroeder and Gilmore shall be entitled to receive one year's salary at his then current rate (including an amount equal to any bonuses paid during the prior twelve-month period), and each of Messrs. Snow, Glinski and Blank shall be entitled to receive six months' salary at his then current rate (including, in the case of Messrs. Snow and Blank, an amount equal to any bonuses paid during the prior six-month period). If the employment agreement with Mr. Snow is terminated in certain circumstances following certain changes in control of the Company, Mr. Snow shall be entitled to receive two times his then current salary (including an amount equal to any bonuses paid during the prior twelve-month period).

STOCK OPTIONS

   1994 Stock Option Plan

     The Company's 1994 Stock Option Plan was adopted by the Board of Directors on February 15, 1995 and approved by the Company's stockholders on May 13, 1995. The plan currently provides for the grant of qualified and non-qualified options to purchase up to 600,000 shares of Common Stock. The 1994 Stock Option Plan permits the granting of options to present or future key employees, consultants and non-employee directors of the Company.

     The 1994 Stock Option Plan provides for the granting of options intended to qualify as "incentive stock options" ("ISOs"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options ("NQSOs") to key employees of the Company as well as other persons or entities who perform services for the Company. The 1994 Stock Option Plan is administered by the Compensation/Option Committee of the Board of Directors (the "Committee"). The Committee determines, subject to the provisions of the plan, the persons to whom options should be granted, the number of shares covered by each option, and the exercise price, vesting schedule and other terms and conditions of the options to be granted.

     The exercise price of all ISOs granted under the 1994 Stock Option Plan may not be less than 100% of the fair market value of the Common Stock (determined by reference to public market data or, in the absence of such data, by a committee of the Company's Board of Directors) at the time the option is granted and the exercise price of NQSOs may not be less than the par value of the Common Stock. Options may be exercised for a period of not more than ten years from the date of grant, and are not generally assignable or otherwise transferable except by will or the laws of descent and distribution. Shares subject to options granted under the 1994 Stock Option Plan which have lapsed or terminated may again be subject to options granted under the 1994 Stock Option Plan. Furthermore, the Committee may offer to exchange new options for existing options, with the shares subject to the existing options being again available for grant under the 1994 Stock Option Plan.

     As of May 20, 1996, options to purchase an aggregate of 398,400 shares of Common Stock had been granted under the 1994 Stock Option Plan at exercise prices ranging from $0.23 to $4.38 per share (with a weighted average exercise price of $2.43 per share). As of May 20, 1996, 110,300 of these options were vested; the remainder are subject to vesting restrictions which lapse at various times from 1996 to 2000. The fair market value of the Common Stock on the respective grant dates has been determined to date by the Board of Directors. As of May 20, 1996, no options had been exercised under the 1994 Stock Option Plan.

     During 1995, the Company granted options under the 1994 Stock Option Plan to purchase an aggregate of 158,400 shares of Common Stock at exercise prices from $0.23 to $0.63 per share.

     The following table sets forth certain information regarding stock options held as of December 31, 1995 by the executive officers named in the Summary Compensation Table:

                        AGGREGATE YEAR END OPTION VALUES

                                              NUMBER OF UNEXERCISED OPTIONS   VALUE OF UNEXERCISED IN THE MONEY
                                                       AT YEAR END                 OPTIONS AT YEAR END (1)
                                             ------------------------------   ---------------------------------
NAME                                         EXERCISABLE      UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
- ----                                         -----------      -------------     -----------      -------------
James W. Biondi, M.D. ...............           --                --               --                --

Douglas M. Johnston .................          13,600            13,600          $132,872          $132,872


- ----------
(1)  Based on an assumed initial public offering price of $10.00 per share.

   Stock Option Plan for Non-Employee Directors

     The Company's Stock Option Plan For Non-Employee Directors (the "Non-Employee Director Plan") was adopted by the Board of Directors on August 31, 1995 and approved by the Company's stockholders on October 24, 1995. Pursuant to this formula plan, the Company automatically grants options on an annual basis to members of its Board of Directors who are not employees of the Company ("Non-Employee Directors"). Each Non-Employee Director will automatically be granted an option to purchase 10,000 shares of Common Stock on the date of his or her initial election or appointment, vesting over a five year period, and each Non-Employee Director will automatically be granted an option to purchase an additional 400 shares of Common Stock on the fifth anniversary and each successive anniversary of his or her initial election or appointment, provided the Non-Employee Director is still a member of the Board on such date. All options are exercisable at a per share price equal to the fair market value of the Common Stock on the grant date. Options may be exercised at any time during the ten years subsequent to the date of grant, subject to earlier termination as a result of the earlier termination of the director's service. In general, if an optionee's service terminates, the option will expire six months thereafter (one year if service terminates by reason of death or disability). The Company has authorized 50,000 shares of Common Stock for issuance under the Non-Employee Director Plan. As of May 20, 1996, 40,000 options have been granted under the Non-Employee Director Plan at an exercise price of $0.63 per share, all of which were granted during 1995.

RESTRICTED STOCK AWARDS

     During 1995, restrictions lapsed with respect to 44,458 shares of Common Stock held by James W. Biondi, M.D. and 22,229 shares of restricted stock held by Douglas M. Johnston. These shares were granted by the Company, subject to restrictions, in July 1993.

COMPENSATION OF DIRECTORS

     Directors currently do not receive any fees for services on the Board of Directors. Directors who are not employees of the Company receive grants under the Non-Employee Director Plan. See " Stock Options." The Company had four non-employee directors during 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Company's current Compensation Committee consists of Drs. Biondi and Kruberg and Mr. Cullinane. Dr. Biondi will resign from the Compensation Committee upon the consummation of this offering.

                              CERTAIN TRANSACTIONS

     In December 1995, the Company issued 8% convertible debt notes to five principal stockholders, including Kontron, and to a company controlled by an employee of Kontron. Principal on these notes totaled $1,371,500. In March 1996, two additional notes in the aggregate principal amount of $40,000 were issued to employees of Kontron. In April 1996 an additional note in the principal amount of $80,000 was issued to an officer of the Company. These notes were converted into 298,300 shares of Common Stock on May 20, 1996.

     In connection with the issuance of the 8% convertible debt notes in December 1995, March 1996 and April 1996, the Company granted warrants to purchase 274,300, 8,000 and 16,000 shares of Common Stock, respectively, at an exercise price per share of $5.00. The number of shares issuable upon exercise of these warrants and the exercise price are to be adjusted for certain dilutive and anti-dilutive events. The warrants are exercisable for a period of five years from the issuance date.

     In March 1995, the Company entered into a Distribution Agreement with Kontron Instruments Ltd. pursuant to which the Company granted Kontron exclusive distribution rights for the Venturi in most of Europe and the Middle East, the former Soviet Union and Africa. See "Business --Distribution Agreement with Kontron." Kontron Instruments Holding N.V., the corporate parent of Kontron Instruments Ltd., made an equity investment of approximately $1.0 million concurrently with the execution of the Distribution Agreement and Kontron Instruments Holding N.V. Certain employees of Kontron and a company controlled by an employee of Kontron subsequently have invested an additional $380,000 in the Company. As a result, Kontron and its affiliates will control an aggregate of 8.4% of the Company's Common Stock after completion of this offering (8.0% if the Underwriter's over-allotment option is exercised in full). A representative of Kontron also is entitled to attend meetings of the Company's Board of Directors. In addition, in March 1996, the Company granted an option to purchase 10,000 shares of Common Stock at an exercise price of $3.75 per share to Leslie Smith, an officer of Kontron Instruments Ltd. The Company believes all transactions with Kontron have been negotiated on an arms length basis and on terms no less favorable to the Company than those which could be obtained with an unaffiliated party.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, in each case as of May 20, 1996 (giving effect to the automatic conversion of all shares of the Company's Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock into shares of Common Stock upon completion of this offering), by (i) those persons known to the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each of the Company's directors and executive officers who beneficially owns Common Stock or options to purchase Common Stock that vest within 60 days of May 20, 1996, and (iii) all directors and officers of the Company as a group, and after the sale of the 2,000,000 shares of Common Stock pursuant to this offering. All information with respect to beneficial ownership by the Company's directors, officers and beneficial owners has been furnished by the respective director, officer or beneficial owner, as the case may be. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names.

                                                                                  PERCENTAGE OF COMMON
                                                                                          STOCK
                                                                                    BENEFICIALLY OWNED
                                                             NUMBER OF          ---------------------------
                                                             SHARES OF          PRIOR TO             AFTER
NAME OF BENEFICIAL OWNER                                   COMMON STOCK         OFFERING           OFFERING
- ------------------------                                   ------------         --------           --------
The Connecticut Future Fund Limited Partnership
 265 Church Street, Suite 1004
 New Haven, Connecticut 06510 ...........................    865,811 (1)           21.9%             14.6%

John R. Cullinane, Jr.
The Connecticut Future Fund Limited Partnership
 265 Church Street, Suite 1004
 New Haven, Connecticut 06510 ...........................    865,811 (2)           21.9%             14.6%

Cupertino Ventures Partnership II, L.P.
 20300 Stevens Creek Boulevard
 Cupertino, California 95014 ............................    838,722 (3)           21.1%             14.0%

W. Gordon Kruberg, M.D.
Cupertino Ventures Partnership II, L.P.
 20300 Stevens Creek Boulevard
 Cupertino, California 95014 ............................    838,722 (4)           21.1%             14.0%

Aspen Venture Partners, L.P.
 1 Post Office Square
 Boston, Massachusetts 02109 ............................    693,322 (5)           17.7%             11.7%

Kontron Instruments Holding N.V.
 Julianaplein 22
 Curacao, Netherlands Antilles ..........................    499,826 (6)           12.7%              8.4%

James W. Biondi, M.D. ...................................    371,673                9.6%              6.3%

Connecticut Seed Ventures Limited Partnership
 242 Trumbull Street
 Hartford, Connecticut 06103 ............................    219,326 (7)            5.6%              3.7%

Connecticut Innovations, Incorporated
 40 Cold Spring Road
 Rocky Hills, Connecticut 06067 .........................    200,000 (8)            5.0%              3.3%

Douglas M. Johnston .....................................    169,286 (9)            4.3%              2.9%

Thomas J. Abbenante
Ivy Biomedical Systems, Inc.
 11 Business Park Drive
 Branford, Connecticut 06405 ............................    135,300 (10)           3.5%              2.3%

Gerhardt P. Schroeder ...................................     81,200 (11)           2.1%              1.4%

N. Nicoll Snow ..........................................     32,000 (12)           *                 *

Directors and officers as a group (9 persons) ...........  2,493,992 (13)          60.7%             40.8%

- ----------
  *   Less than 1%.

(1) Includes 60,000 shares issuable upon exercise of warrants. See "Certain Transactions."

(2) Represents shares held by The Connecticut Future Fund Limited Partnership. Mr. Cullinane is a general partner of Marsh Point Partners II, the general partner of The Connecticut Future Fund Limited Partnership. Mr. Cullinane disclaims beneficial ownership of such shares except to the extent of his ownership therein.

(3) Includes 79,800 shares issuable upon exercise of warrants. See "Certain Transactions."

(4) Represents shares held by Cupertino Ventures Partnership II, L.P. Dr. Kruberg is a general partner of Horn Venture Partners, the general partner of Cupertino Ventures Partnership II, L.P. Dr. Kruberg disclaims beneficial ownership of such shares except to the extent of his ownership therein.

(5) Includes 36,500 shares issuable upon exercise of warrants. See "Certain Transactions."

(6) Includes 60,000 shares issuable to Kontron upon exercise of warrants, 16,000 shares held by employees of Kontron and a company controlled by an employee of Kontron and 16,000 shares issuable upon exercise of warrants held by employees of Kontron and a company controlled by an employee of Kontron. See "Certain Transactions."

(7)  Includes 30,000 shares issuable upon exercise of warrants.

(8)  Includes 100,000 shares issuable upon exercise of warrants.

(9) Includes 13,600 shares issuable upon exercise of options that are exercisable within 60 days of May 20, 1996.

(10) Includes 105,300 shares held by Ivy Biomedical Systems, Inc., of which Mr. Abbenante is President.Mr. Abbenante disclaims beneficial ownership of such shares except to the extent of his ownership therein.

(11) Includes 47,000 shares issuable upon exercise of options that are exercisable within 60 days of May 20, 1996.

(12) Includes 16,000 shares issuable upon exercise of warrants. See "Certain Transactions."

(13) Includes 805,811 shares held by The Connecticut Future Fund Limited Partnership, 758,922 shares held by Cupertino Ventures Partnership II, L.P., 105,300 shares held by Ivy Biomedical Systems, Inc., 60,600 shares issuable upon exercise of options that are exercisable within 60 days of May 20, 1996 and 155,800 shares issuable upon exercise of warrants.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering and the filing of the amendment referred to below to the Company's Certificate of Incorporation, the Company's authorized capital stock will consist of 10,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"), issuable in series with rights and preferences as designated by the Board of Directors.

     As of May 20, 1996, there were: 1,279,759 shares of Common Stock outstanding which were held by 26 stockholders; 3,030,501 shares of Series A Convertible Preferred Stock outstanding, which were held of record by five stockholders; 2,196,183 shares of Series B Convertible Preferred Stock outstanding, which were held of record by four stockholders; and 1,304,348 shares of Series C Convertible Preferred Stock outstanding, which were held of record by five stockholders. Based upon the number of shares of Common Stock outstanding as of that date, and giving effect to the issuance of the 2,000,000 shares of Common Stock offered by the Company hereby and the automatic conversion of the outstanding convertible preferred stock into shares of Common Stock, there will be 5,892,166 shares of Common Stock outstanding upon the closing of this offering. See "--Preferred Stock."

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities of the Company and any preferential amounts to be distributed to holders of Preferred Stock. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

     The Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock are entitled to various preferences and rights in the event of a liquidation, dissolution or winding-up of the Company and upon a declaration by the Board of Directors of the payment of dividends. Each share of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock is convertible into 0.4 shares of Common Stock, and upon the closing of this offering, all of the outstanding shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock will be converted automatically into an aggregate of 1,212,199 shares, 878,471 shares and 521,737 shares of Common Stock, respectively. The holders of Common Stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock have approved an amendment to the Company's Certificate of Incorporation (the "Amendment"), which will be filed with the Secretary of State of Delaware immediately following the closing of this offering. The Amendment will, among other things, eliminate all references to Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock.

     The Amendment also will give the Board of Directors the authority to issue up to 1,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions, including dividend, conversion, voting, redemption (including sinking fund provisions), and other rights, liquidation preferences, and the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders of the Company. Because the terms of the Preferred Stock may be fixed by the Board of Directors of the Company without stockholder action, the Preferred Stock could be issued to defeat a proposed takeover of the Company or to make the removal of the management of the Company more difficult. Under certain circumstances, this would have the effect of decreasing the market price of the Common Stock. The Company has no present plans to issue any Preferred Stock. See "Risk Factors--Possible Adverse Impact of Issuance of Preferred Stock; Certain Anti-Takeover Effects."

     No holder of any shares of any class or series of stock or securities convertible into or exchangeable for shares of any class or series of stock of the Company has any preemptive right to purchase or subscribe for any unissued stock of any class or series.

CERTAIN ANTI-TAKEOVER EFFECTS

     The provisions of the Amended and Restated Certificate of Incorporation of the Company (the "Certificate") and the Bylaws of the Company (the "Bylaws") summarized in the succeeding paragraphs, may be deemed to have certain anti-takeover effects which may make more difficult, time-consuming or costly, or otherwise discourage, a tender offer, merger proposal, proxy contest or other attempt to take control of the Company or its Board of Directors that a stockholder might consider to be in such stockholder's best interest, including an attempt that might result in a premium over the then-current market price for the Common Stock.

     Authorized but Unissued Stock. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without further stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The Company's stockholders or holders of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Company do not have any preemptive right to purchase or subscribe for any unissued stock of any class or series.

     Such authorized and unissued shares also could be used to create voting or other impediments or to frustrate a person seeking to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. Although the Company does not currently contemplate taking such action, shares of Common Stock or one or more series of Preferred Stock could be issued for the purposes and effects described above and the Board of Directors reserves its rights (if consistent with its fiduciary responsibilities) to issue such stock for such purposes.

     Limitations on Stockholder Actions. The Certificate provides that the stockholders cannot take action by written consent without a meeting, and the Bylaws provide that special meetings of stockholders may be called only by the directors or an officer on the instruction of the directors. Such provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. In addition, a stockholder could not force stockholder consideration of a proposal over the opposition of the Board of Directors by calling a special meeting of stockholders prior to the time the Board of Directors believed such consideration to be appropriate.

     Advance Notice Requirements for Stockholder Nominations of Directors. The Bylaws establish advance notice procedures with respect to nominations by stockholders of candidates for election as directors. Although the notice provisions do not give the Board of Directors any power to approve or disapprove of stockholders' nominations, they may have the effect of precluding a contest for the election of directors without regard to whether consideration of such nominees or proposal might be harmful or beneficial to the Company and its stockholders.

     Requirement to Remain in Connecticut. Pursuant to the terms of an agreement between the Company and Connecticut Innovations, Incorporated, the Company would be required to repurchase Common Stock and common stock purchase warrants from Connecticut Innovations, Incorporated, for the greater of the fair market value of such securities or the original issue price of $500,000 plus a 25% compounded annual rate of return, if the Company ceased to maintain its principal place of business and a majority of its employees in the State of Connecticut at any time prior to the date such Common Stock and common stock purchase warrants are registered under the Act or may be offered and sold pursuant to Rule 144(k). These restrictions might make the Company less attractive to a potential acquiror outside the State of Connecticut.

DIRECTORS' LIABILITY

     As authorized by the Delaware General Corporation Law (the "GCL"), the Certificate provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of the provision in the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Certificate provides that if the GCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the GCL as so amended. These provisions will not alter any liability of directors under federal securities laws.

     The Company has entered into indemnification agreements with each of its directors and executive officers providing for the Company, among other things, to indemnify its directors and executive officers against any judgements, penalties, fines, amounts paid in settlement and expenses incurred in connection with any actual or threatened action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other actual, threatened or completed proceeding and to advance the expenses of defending any of the foregoing.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to the provisions of Section 203 of the GCL. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or
(ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

LIABILITY INSURANCE

     The Company intends to procure and maintain a policy of insurance under which the directors and officers of the Company will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is The First National Bank of Boston.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 5,892,166 shares of Common Stock outstanding. The 2,000,000 shares sold in this offering (2,300,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction under the Securities Act, except for any such shares held at any time by an "affiliate" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act. The remaining 3,892,166 shares outstanding after completion of this offering will be "restricted securities" and will be freely tradeable only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, including an exemption pursuant to Rule 144.

     The Company and its directors and executive officers and certain other stockholders holding an aggregate of 3,619,166 shares of Common Stock have agreed that, without the prior written consent of the Representatives, they will not directly or indirectly offer to sell, sell or otherwise dispose of any of their shares of Common Stock, or any securities convertible into or exchangeable for Common Stock, for a period of 180 days from the date of this Prospectus, subject to certain limited exceptions except that the Company may grant options and issue shares of Common Stock subject to currently outstanding options under the Company's Option Plan and Non-Employee Director Plan. Upon expiration of these lockup agreements, 2,737,488 of such 3,892,166 shares will be eligible for sale in the public market subject to volume and other limitations pursuant to Rule 144. In addition, holders of stock options could exercise their options and sell certain of the shares issued upon exercise as described below.

     In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares for at least two years, including an "affiliate" as that term is defined in Rule 144, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 58,922 shares immediately following this offering) or the average weekly trading volume of the Common Stock in the Nasdaq National Market during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not an "affiliate" of the issuer at any time during the three months preceding a sale and who has beneficially owned shares for at least three years is entitled to sell those shares at any time under Rule 144 without having to comply with the public information, volume limitation, manner of sale and notice provisions of Rule 144. The Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case ofRule 144(k).

     Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to the date of this Prospectus are entitled to sell such shares after the 90th day following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without a holding period. If all the requirements of Rule 701 are met, an aggregate of 159,900 shares subject to outstanding vested stock options may be sold pursuant to such rule, upon the expiration of the lock-up agreements described above.

     As of May 20, 1996, there were outstanding options to purchase an aggregate of 438,400 shares of Common Stock. As of May 20, 1996, 110,300 of these options were vested; the remainder are subject to vesting restrictions which lapse at various times from 1996 to 2000.

     Prior to this offering there has been no public market for the Company's Common Stock. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of Common Stock.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     Approximately 3,087,707 shares of outstanding Common Stock and approximately 475,300 shares of Common Stock underlying outstanding warrants are subject to certain rights with respect to the registration of such shares under the Securities Act. Such rights were granted pursuant to an agreement between the Company and the holders of such shares and warrants. Under the terms of the agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and subject to certain conditions, generally, are entitled to include their shares of Common Stock in such registration. Among other conditions, the underwriters in the applicable offering, including this offering, generally have the right to limit the number of such shares to be included in the registration. In addition, subject to the terms and conditions of the agreement, such holders also have certain "demand" registration rights, pursuant to which such holders may require the Company to register their shares of Common Stock and shares of Common Stock underlying outstanding warrants even if the Company does not otherwise propose to register shares of its Common Stock.

     No securities subject to registration rights will be included in this offering.

     In addition, the Company has granted certain registration rights to the Representatives of the Underwriters in connection with 100,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants. See "Underwriting."

                                  UNDERWRITING

     Under the terms and subject to the conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), for whom Advest, Inc. and Cruttenden Roth Incorporated are acting as Representatives, have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective numbers of shares of Common Stock set forth opposite their names below. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase and pay for all shares if any shares are purchased.

            UNDERWRITER                                         NUMBER OF SHARES
            -----------                                         ----------------

            Advest, Inc. ...................................
            Cruttenden Roth Incorporated ...................














                                                                   ---------
            Total ..........................................       2,000,000
                                                                   =========

     The Company has been advised by the Representatives that the Underwriters propose initially to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not in excess of $.   per share. The Underwriters
may allow, and such dealers may reallow, a concession to certain other dealers
(who may include the Underwriters) not in excess of $.   per share. After the
commencement of this offering to the public, the public offering price, concession and reallowance may be changed by the Representatives.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 300,000 additional shares of Common Stock at the initial public offering price per share, less underwriting discounts and commissions, set forth on the cover page of this Prospectus. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of Common Stock offered hereby. To the extent the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock to be purchased by such Underwriter, as shown in the above table, bears to the total shown. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,000,000 shares are being offered.

     In connection with this offering, the Company has agreed to sell to the Representatives warrants to purchase an aggregate of 100,000 shares of Common Stock (the "Representatives' Warrants") for nominal consideration. The Representatives' Warrants will be exercisable in whole or in part from time to time during the period commencing one year and ending five years after the effective date of the registration statement of which this Prospectus is a part at an exercise price of 120% of the public offering price set forth on the cover page of this Prospectus. The Representatives have certain rights with respect to registration under the Securities Act of the Common Stock underlying the Representatives' Warrants. For the life of the Representatives' Warrants, the Representatives will have the opportunity to profit from a rise in the market price of the Common Stock. If the Representatives' Warrants are exercised, the interests of the Company's stockholders may be diluted. The exercise price and the number of shares issuable under the Representatives' Warrants are subject to adjustment pursuant to anti-dilution provisions in the Representatives' Warrants. The Representatives' Warrants also contain certain anti-dilution provisions which may cause the exercise price to decrease and the number of underlying shares of Common Stock to increase if the Company hereafter takes certain actions with respect to the Common Stock. These actions include a distribution of debt, cash, property or other assets to the holders of Common Stock, a stock dividend, reclassification, subdivision or combination with respect to the Common Stock, the issuance for cash of Common Stock or rights, options or warrants exercisable for or securities convertible into Common Stock at a price less than the lesser of the then market price or the then applicable warrant exercise price or the entering into of a reorganization, merger or consolidation transaction. The Representatives' Warrants do not confer upon the holder any voting rights or other stockholder rights. For a period of year following the closing of this offering, the Representatives' Warrants are not transferable except to officers of Advest, Inc. and Cruttenden Roth Incorporated, to successors of their businesses, or by will or pursuant to the laws of descent and distribution.

     In the Underwriting Agreement, the Company will agree to indemnify the Underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make with respect thereof.

     The Company and its directors and executive officers and certain other stockholders have agreed that, without the prior written consent of the Representatives, they will not directly or indirectly offer to sell, sell or otherwise dispose of any of their shares of Common Stock, or any securities convertible into or exchangeable for Common Stock, for a period of 180 days from the date of this Prospectus, subject to certain limited exceptions except that the Company may grant options and issue shares of Common Stock subject to currently outstanding options under the Company's 1994 Stock Option Plan and Non-Employee Director Stock Option Plan.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, the operating results of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. The Company will apply to have the Common Stock approved for quotation on the Nasdaq Stock Market under the symbol "CPCP."

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York. A partner of Fulbright & Jaworski L.L.P. serves as Assistant Secretary of the Company. Certain legal matters in connection with the underwriting will be passed upon for the Underwriters by Ropes & Gray, Boston, Massachusetts.

                                     EXPERTS

     The financial statements as of December 31, 1994 and 1995 and for each of the two years in the period ended December 31, 1995 and for the period from inception (March 4, 1988) through December 31, 1995 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's plans for funding future operations as described in Note 2 of the Notes to the Company's Financial Statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The report of Price Waterhouse LLP for the period from inception (March 4, 1988) through December 31, 1995 was based in part on the report of other independent accountants as referred to in the following paragraph.

     The statements of operations of common stock and other stockholders' deficit and cash flows for the year ended December 31, 1993 and for the period from January 1, 1991 through December 31, 1993, included in this Prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent public accountants, as indicated in their report with respect thereto (which report expresses an unqualified opinion with an explanatory paragraph as to an uncertainty surrounding the Company's ability to continue as a going concern), and have been so included herein in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

     The statements respecting the laws and regulations administered by the United States Food and Drug Administration included in this Prospectus under the captions "Risk Factors--Government Regulation" and "Business--Government Regulation" have been reviewed and approved by King & Spalding, Washington, D.C., regulatory counsel for the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

     In December 1994, the Company retained Price Waterhouse LLP as its independent accountants and dismissed the Company's former auditors, Deloitte & Touche LLP. The change in independent accountants has been ratified by the Company's Board of Directors. Deloitte & Touche LLP audited the Company's financial statements for the years ended December 31, 1991, 1992 and 1993 and as such, their report on the Company's financial statements for the year ended December 31, 1993 covers financial statements of the Company included in this Prospectus. Such report did not contain an adverse opinion or disclaimer of opinion, but was modified as to uncertainty surrounding the Company's ability to continue as a going concern. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure related to the financial statements which Deloitte & Touche LLP reported on at the time of their dismissal or with respect to the Company's financial statements which Deloitte & Touche LLP reported on for fiscal years 1991, 1992 and 1993, which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining Price Waterhouse LLP, the company had not consulted with Price Waterhouse LLP regarding accounting principles. The Company has authorized Deloitte & Touche LLP to respond fully to the inquiries of Price Waterhouse LLP respecting the former's dismissal.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and financial statement schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each case reference is made to the copies of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Northwestern Atrium Center, Suite 1400, Chicago, Illinois 60661-2511. Copies of materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                              CARDIOPULMONARY CORP.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----


REPORT OF PRICE WATERHOUSE LLP ..........................................   F-2

REPORT OF DELOITTE & TOUCHE LLP .........................................   F-3

FINANCIAL STATEMENTS:

 Balance sheet at December 31, 1994 and 1995 and March 31, 1996
  (unaudited) and pro forma at March 31, 1996 ...........................   F-4

 Statement of operations for the years ended December 31, 1993, 1994 and 1995, for the period from inception (March 4, 1988) through
  December 31, 1995, for the three months ended March 31, 1995
  (unaudited) and 1996 (unaudited), and for the period from inception
  (March 4, 1988) through March 31, 1996 (unaudited) ....................   F-5

 Statement of changes in common stock and other stockholders' deficit for the period from inception (March 4, 1988) through December 31,
  1995 and for the three months ended March 31, 1996 (unaudited) ........   F-6

 Statement of cash flows for the years ended December 31, 1993, 1994 and 1995, for the period from inception (March 4, 1988) through
  December 31, 1995, for the three months ended March 31, 1995
  (unaudited) and 1996 (unaudited), and for the period from inception
  (March 4, 1988) through March 31, 1996 (unaudited) ....................   F-8

NOTES TO FINANCIAL STATEMENTS ...........................................   F-10

- --------
Note: All supplementary schedules are omitted since they are not applicable or the required information can be obtained from the financial statements.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Cardiopulmonary Corp.

     In our opinion, based on our report and the report of other independent accountants, the accompanying balance sheet and the related statements of operations, of common stock and other stockholders'deficit and of cash flows present fairly, in all material respects, the financial position of Cardiopulmonary Corp. (a development stage enterprise) at December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended and, for the period from inception (March 4, 1988) through December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Cardiopulmonary Corp. for the period from January 1, 1991 to December 31, 1993, which statements reflect 38% of the cumulative net loss and 35%, 28%, and 43% of the cumulative net cash flows from operating, investing, and financing activities, respectively, from January 1, 1991 to December 31, 1993. These statements were audited by other auditors whose report thereon has been furnished to us, and our opinion, insofar as it relates to the amounts for the period from January 1, 1991 to December 31, 1993 is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other independent accountants provide a reasonable basis for the opinion expressed above.

     As discussed in Note 2, the Company anticipates that it will require additional financing to fund its future operations.


PRICE WATERHOUSE LLP


BOSTON, MASSACHUSETTS
May 21 1996

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Cardiopulmonary Corp.
Milford, Connecticut

We have audited the accompanying statements of operations, of common stock and other stockholders' deficit and cash flows of Cardiopulmonary Corp. (a development stage enterprise) for the year ended December 31, 1993 and for the period from January 1, 1991 through December 31, 1993. The statements of operations and cash flows for the period from January 1, 1991 through December 31, 1993 are not included separately herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Cardiopulmonary Corp. (a development stage enterprise) for the year ended December 31, 1993 and for the period from January 1, 1991 through December 31, 1993 in conformity with generally accepted accounting principles.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the Company incurred substantial net losses from inception through December 31, 1993. This matter raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note 14 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Deloitte & Touche LLP
Hartford, Connecticut
March 19, 1994 (May 17, 1996 as to Note 10 with respect to the 2 for 5 reverse stock split)

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)

                                  BALANCE SHEET

                                                                                                              PRO FORMA AT
                                                                          DECEMBER 31,                          MARCH 31,
                                                                      -------------------        MARCH 31,        1996
                                                                      1994           1995          1996         (NOTE 9)
                                                                      ----           ----          ----         --------
                                                                                                       (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents ......................................   $  428,104    $1,256,991     $  525,139    $  525,139
 Accounts receivable from related parties (Note 12) .............          --         66,658         86,560        86,560
 Inventories ....................................................          --        184,232        103,946       103,946
 Prepaid expenses and other current assets ......................       37,877         4,394         19,435        19,435
                                                                    ----------    ----------     ----------    ----------
   Total current assets .........................................      465,981     1,512,275        735,080       735,080
Fixed assets, net ...............................................       33,822       157,526        201,875       201,875
Patents, net ....................................................      110,147       127,368        138,994       138,994
Other assets ....................................................        3,706         4,677          4,677         4,677
                                                                    ----------    ----------     ----------    ----------
                                                                    $  613,656    $1,801,846     $1,080,626    $1,080,626
                                                                    ==========    ==========     ==========    ==========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND COMMON STOCK
 AND OTHER STOCKHOLDERS' DEFICIT
Current liabilities:
 Notes payable ..................................................   $      --     $1,114,891     $1,230,611    $1,230,611
 Deferred revenue ...............................................          --        182,908        265,468       265,468
 Accounts payable ...............................................       59,432       341,366        189,697       189,697
 Accrued expenses ...............................................       94,837       236,926        357,561       357,561
 Current portion of capital lease obligation ....................          --          6,354          6,171         6,171
                                                                    ----------    ----------     ----------    ----------
   Total current liabilities ....................................      154,269     1,882,445      2,049,508     2,049,508
                                                                    ----------    ----------     ----------    ----------
Long-term portion of capital lease obligation ...................          --          7,573          6,204         6,204
                                                                    ----------    ----------     ----------    ----------

Redeemable convertible preferred stock, $.01 par value:
 Series A--3,200,000 shares authorized; 3,030,501 shares
  issued and outstanding at issuance cost plus accumulated
  accretion of $27,503 at December 31, 1994 and 1995 and
  March 31, 1996 (unaudited), none outstanding pro forma ........    3,339,419     3,339,419      3,339,419           --

 Series B--2,200,000 shares authorized; 2,196,183 shares
  issued and outstanding at issuance cost plus accumulated
  accretion and dividends of $243,458, $415,337 and $458,307
  (unaudited) at December 31, 1994 and 1995 and March 31,
  1996, respectively, none outstanding pro forma ................    2,187,864     2,359,743      2,402,713           --

 Series C--1,350,000 shares authorized; 1,304,348 shares
  issued and outstanding at issuance cost plus accumulated
  accretion and dividends of $105,279 and $138,526
  (unaudited) at December 31, 1995 and March 31, 1996,
  respectively, none outstanding pro forma ......................          --      1,562,538      1,595,785           --
                                                                    ----------    ----------     ----------    ----------
   Total redeemable preferred stock .............................    5,527,283     7,261,700      7,337,917           --
                                                                    ----------    ----------     ----------    ----------

Common Stock and Other Stockholders' Deficit:

 Common stock, $.01 par value; 10,000,000 shares authorized;
  804,459 shares issued and outstanding at December 31, 1994 and 1995 and March 31, 1996 (unaudited) and 3,416,867
  shares issued and outstanding pro forma .......................        8,045         8,045          8,045        34,169
 Additional paid-in capital .....................................      235,050       549,175        558,335     7,870,128
 Deficit accumulated during the development stage ...............   (5,297,393)   (7,904,069)    (8,879,383)   (8,879,383)
 Deferred compensation ..........................................      (13,598)       (3,023)           --            --
                                                                    ----------    ----------     ----------    ----------
   Total common stock and other stockholders' deficit ...........   (5,067,896)   (7,349,872)    (8,313,003)     (975,086)
                                                                    ----------    ----------     ----------    ----------
Commitments (Note 13) ...........................................
                                                                    ----------    ----------     ----------    ----------
                                                                    $  613,656    $1,801,846     $1,080,626    $1,080,626
                                                                    ==========    ==========     ==========    ==========

The accompanying notes are an integral part of these financial statements.

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)



                             STATEMENT OF OPERATIONS

                                                                          PERIOD FROM                             PERIOD FROM
                                                                           INCEPTION                               INCEPTION
                                                                           (MARCH 4,                               (March 4,
                                                                             1988)         THREE MONTHS ENDED        1988)
                                              DECEMBER 31,                  THROUGH            MARCH 31,            THROUGH
                                      ------------------------------     DECEMBER 31,  ------------------------    March 31,
                                      1993         1994         1995         1995         1995         1996          1996
                                      ----         ----         ----     ------------     ----         ----        ---------
                                                                                       (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
Costs and expenses:
 Research and development ........  $542,302   $1,075,173   $1,717,515    $5,405,832     $301,504     $524,516   $5,930,348
 General and administrative ......    72,067      183,916      580,141     1,832,241      127,085      272,084    2,104,325
                                    --------   ----------   ----------    ----------     --------     --------   ----------
  Loss from operations ...........   614,369    1,259,089    2,297,656     7,238,073      428,589      796,600    8,034,673
Interest (income) ................   (14,832)     (37,690)     (34,440)     (262,316)      (4,119)     (10,928)    (273,244)
Interest expense .................    93,284          --        66,302       380,193          --       113,425      493,618
                                    --------   ----------   ----------    ----------     --------     --------   ----------
 Net loss ........................  $692,821   $1,221,399   $2,329,518    $7,355,950     $424,470     $899,097   $8,255,047
                                    ========   ==========   ==========    ==========     ========     ========   ==========


Unaudited pro forma net loss
 per share assuming conversion
 of convertible preferred stock
 (Note 9) ........................                               $0.56                      $0.11        $0.22
                                                                 =====                      =====        =====


Shares used in computing net
 loss per share ..................                           4,036,592                  4,036,592    4,036,592
                                                             =========                  =========    =========




   The accompanying notes are an integral part of these financial statements.

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)


      STATEMENT OF CHANGES IN COMMON STOCK AND OTHER STOCKHOLDERS' DEFICIT

     FOR THE PERIOD FROM INCEPTION (MARCH 4, 1988) THROUGH DECEMBER 31, 1995
            AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)

                                                                           DEFICIT                                TOTAL
                                             COMMON STOCK                ACCUMULATED                          COMMON STOCK
                                          ----------------- ADDITIONAL   DURING THE   RECEIVABLE                AND OTHER
                                          NUMBER OF    PAR    PAID-IN    DEVELOPMENT     FROM       DEFERRED  STOCKHOLDERS'
                                           SHARES     VALUE   CAPITAL       STAGE     STOCKHOLDER COMPENSATION   DEFICIT
                                           ------     -----   -------    -----------  ----------- ------------ -----------

Sale of common stock ...................  240,000   $2,400   $3,600                                           $   6,000
Net loss for the period from inception
 (March 4, 1988) through February 28, 1989                              $(185,185)                             (185,185)
                                          -------   ------   ------     ---------                            ----------

Balance at February 28, 1989 ...........  240,000    2,400    3,600      (185,185)                             (179,185)
                                          -------   ------   ------     ---------                            ----------
Accretion of redeemable convertible
 preferred stock to redemption value ...                                   (5,500)                               (5,500)
Issuance of common stock to employees ..   60,000      600      900                               $(1,500)
Amortization of unearned compensation ..                                                              733           733
Net loss ...............................                                 (243,564)                             (243,564)
                                          -------   ------   ------     ---------                 -------    ----------

Balance at February 28, 1990 ...........  300,000    3,000    4,500      (434,249)                   (767)     (427,516)

Accretion of redeemable convertible
 preferred stock to redemption value ...                                   (5,500)                               (5,500)
Issuance of common stock to employees ..   96,000      960    1,440                                (2,400)
Amortization of unearned compensation ..                                                            1,412         1,412
Net loss ...............................                                 (573,529)                             (573,529)
                                          -------   ------   ------     ---------                 -------    ----------
Balance at December 31, 1990 ...........  396,000    3,960    5,940    (1,013,278)                 (1,755)   (1,005,133)

Accretion of redeemable convertible
 preferred stock to redemption value ...                                   (5,500)                               (5,500)
Amortization of unearned compensation ..                                                            1,300         1,300
Net loss ...............................                               (1,092,015)                           (1,092,015)
                                          -------   ------   ------     ---------                 -------    ----------
Balance at December 31, 1991 ...........  396,000    3,960    5,940    (2,110,793)                   (455)   (2,101,348)






   The accompanying notes are an integral part of these financial statements.

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)


                      STATEMENT OF CHANGES IN COMMON STOCK
                 AND OTHER STOCKHOLDERS' DEFICIT -- (CONTINUED)
    FOR THE PERIOD FROM INCEPTION (MARCH 4, 1988) THROUGH DECEMBER 31, 1995
            AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)

                                                                           DEFICIT                                TOTAL
                                            COMMON STOCK                 ACCUMULATED                          COMMON STOCK
                                          ----------------- ADDITIONAL   DURING THE   RECEIVABLE                AND OTHER
                                          NUMBER OF    PAR    PAID-IN    DEVELOPMENT     FROM       DEFERRED  STOCKHOLDERS'
                                           SHARES     VALUE   CAPITAL       STAGE     STOCKHOLDER COMPENSATION   DEFICIT
                                           ------     -----   -------    -----------  ----------- ------------ ------------
Accretion of redeemable convertible
 preferred stock to redemption value ....                                  (5,500)                               (5,500)
Issuance of common stock ................  96,000      960    1,440                                (2,400)
Exercise of stock options ...............   4,500       45       68                     (113)
Amortization of unearned compensation ...                                                           2,100         2,100
Net loss ................................                              (1,017,919)                           (1,017,919)
                                          -------   ------ --------   -----------     -------       -----   -----------
Balance at December 31, 1992 ............ 496,500    4,965    7,448    (3,134,212)      (113)        (755)   (3,122,667)

Issuance of common stock for services ...  28,000      280  174,928                                             175,208
Exercise of stock options ...............  43,500      435      652                   (1,087)
Amortization of unearned compensation ...                                                             755           755
Accretion of redeemable convertible
 preferred stock to redemption value ....                                 (10,099)                              (10,099)
Net loss ................................                                (692,821)                             (692,821)
                                          -------   ------ --------   -----------     -------       -----   -----------
Balance at December 31, 1993 ............ 568,000    5,680  183,028    (3,837,132)    (1,200)          --    (3,649,624)

Accrual of cumulative dividends on
 redeemable convertible preferred stock and
 accretion to redemption value ..........                                (238,862)                             (238,862)
Issuance of common stock to employees ... 236,459    2,365   52,022                               (54,387)
Amortization of unearned compensation ...                                                          40,789        40,789
Repayment of receivable from stockholder                                               1,200                      1,200
Net loss ................................                              (1,221,399)                           (1,221,399)
                                          -------   ------ --------   -----------     -------       -----   -----------
Balance at December 31, 1994 ............ 804,459    8,045  235,050    (5,297,393)        --      (13,598)   (5,067,896)

Accrual of cumulative dividends on
 redeemable convertible preferred stock and
 accretion to redemption value ..........                                (277,158)                             (277,158)
Issuance of common stock warrants .......                   314,125                                             314,125
Amortization of unearned compensation ...                                                          10,575        10,575
Net loss ................................                              (2,329,518)                           (2,329,518)
                                          -------   ------ --------   -----------     -------       -----   -----------
Balance at December 31, 1995 ............ 804,459    8,045  549,175    (7,904,069)        --       (3,023)   (7,349,872)

Accrual of cumulative dividends
 on redeemable convertible preferred stock
 and accretion to redemption value (unaudited)                            (76,217)                              (76,217)
Amortization of unearned compensation
 (unaudited) ............................                                                           3,023         3,023
Issuance of common stock warrants
 (unaudited) ............................                     9,160                                               9,160
Net loss (unaudited) ....................                                (899,097)                             (899,097)
                                          -------   ------ --------   -----------     -------       -----   -----------
Balance at March 31, 1996 (unaudited) ... 804,459   $8,045 $558,335   $(8,879,383)     $  --        $ --    $(8,313,003)
                                          =======   ====== ========   ===========     =======       =====   ===========




   The accompanying notes are an integral part of these financial statements.

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)

                             STATEMENT OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                               PERIOD FROM                          PERIOD FROM
                                                                                INCEPTION                            INCEPTION
                                                                                (MARCH 4,                            (March 4,
                                                                                  1988)       THREE MONTHS ENDED        1988)
                                             YEAR ENDED DECEMBER 31,            THROUGH           MARCH 31,           THROUGH
                                          ------------------------------      DECEMBER 31,   -------------------     March 31,
                                          1993         1994         1995          1995       1995         1996         1996
                                          ----         ----         ----      ------------   ----         ----       ----------
                                                                                          (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
 Net loss ............................  $(692,821) $(1,221,399) $(2,329,518) $(7,355,950)  $(424,470)   $(899,097) $(8,255,047)
 Adjustments to reconcile net loss to
  net cash used by operating activities:
   Depreciation and amortization .....     40,154       31,943      118,840      283,894      10,381      107,101      390,995
   Loss on sale and abandonment of
    property and equipment ...........        --           --           --        26,649         --           --        26,649
   Conversion of interest on debt to
    equity ...........................    308,914          --           --       308,914         --           --       308,914
   Compensation expense for stock
    issued ...........................    175,963       40,789       10,575      232,872       2,643        3,023      235,895
   Changes in operating assets and
    liabilities:
    Increase in accounts receivable
     from related parties ............        --           --       (66,658)     (66,658)        --       (19,902)     (86,560)
    (Increase) decrease in inventories        --           --      (184,232)    (184,232)      (7,585)     80,286     (103,946)
    (Increase) decrease in prepaid
     expenses and other current assets    (20,061)     (17,116)      33,483       (4,394)       4,200     (15,041)     (19,435)
    Increase in other assets .........     (2,315)      (1,391)        (971)      (4,677)        --           --        (4,677)
    Increase in deferred revenue .....        --           --       182,908      182,908         --        82,560      265,468
    Decrease in accrued interest
     payable .........................   (219,352)         --           --           --          --           --           --
    (Decrease) increase in accounts
     payable .........................     (2,005)     (49,941)     281,934      341,366      77,891     (151,669)     189,697
    (Decrease) increase in accrued
     expenses ........................    (19,279)     (15,434)     142,089      236,926      87,039      120,635      357,561
                                         --------   ----------   ----------   ----------    --------     --------   ----------
    Net cash used by operating
     activities ......................   (430,802)  (1,232,549)  (1,811,550)  (6,002,382)   (249,901)    (692,104)  (6,694,486)
Cash flows used in investing activities:
 Purchases of fixed assets ...........    (24,090)     (11,437)    (160,150)    (370,844)    (54,189)     (64,949)    (435,793)
 Additions to patents ................     (4,746)     (17,448)     (22,741)    (150,232)        --       (13,247)    (163,479)
                                         --------   ----------   ----------   ----------    --------     --------   ----------
    Net cash used in investing
     activities ......................    (28,836)     (28,885)    (182,891)    (521,076)    (54,189)     (78,196)    (599,272)
                                         --------   ----------   ----------   ----------    --------     --------   ----------



   The accompanying notes are an integral part of these financial statements.

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)

                      STATEMENT OF CASH FLOWS--(CONTINUED)
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                               PERIOD FROM                          PERIOD FROM
                                                                                INCEPTION                            INCEPTION
                                                                                (MARCH 4,                            (MARCH 4,
                                                                                  1988)       THREE MONTHS ENDED        1988)
                                             YEAR ENDED DECEMBER 31,            THROUGH           MARCH 31,           THROUGH
                                          ------------------------------      DECEMBER 31,   -------------------     MARCH 31,
                                          1993         1994         1995          1995       1995         1996         1996
                                          ----         ----         ----      ------------   ----         ----       ----------
                                                                                          (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
Cash flows from financing activities:
 Payment of capital lease
  obligations ........................        --           --        (5,431)      (5,431)        --        (1,552)      (6,983)
 Proceeds from issuance of
  common stock .......................        --           --           --         8,513         --           --         8,513
 Proceeds from issuance of common
  stock warrants .....................        --           --       314,125      314,125         --         9,160      323,285
 Proceeds from convertible debt ......    161,000          --     1,057,375    2,437,880         --        30,840    2,468,720
 Proceeds from issuance of Series A
  redeemable convertible preferred
  stock, net of issuance costs .......        --           --           --     1,472,497         --           --     1,472,497
 Proceeds from issuance of Series B
  redeemable convertible preferred
  stock, net of issuance costs .......  1,944,406          --           --     1,944,406         --           --     1,944,406
 Proceeds from issuance of Series C
  redeemable convertible preferred
  stock, net of issuance costs .......        --           --     1,457,259    1,457,259   1,457,259          --     1,457,259
 Loans from stockholders .............        --           --           --       150,000         --           --       150,000
 Repayment of receivable from
  stockholder ........................        --         1,200          --         1,200         --           --         1,200
                                      -----------  -----------  ----------- -----------  -----------  -----------  -----------
    Net cash provided by financing
     activities ......................  2,105,406        1,200    2,823,328    7,780,449   1,457,259       38,448    7,818,897
                                      -----------  -----------  ----------- -----------  -----------  -----------  -----------
Net increase (decrease) in cash and
 cash equivalents ....................  1,645,768   (1,260,234)     828,887    1,256,991   1,153,169     (731,852)     525,139
Cash and cash equivalents, beginning
 of period ...........................     42,570    1,688,338      428,104          --      428,104    1,256,991          --
                                      -----------  -----------  ----------- -----------  -----------  -----------  -----------
Cash and cash equivalents,
 end of period .......................$ 1,688,338  $   428,104  $ 1,256,991 $ 1,256,991  $ 1,581,273  $   525,139  $   525,139
                                      ===========  ===========  =========== ===========  ===========  ===========  ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

   During the year ended December 31, 1995 and the three months ended March 31, 1996, the Company paid cash for interest of approximately $1,197 and $256 (unaudited), respectively.

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES

   During fiscal year 1990, the Company issued 150,000 shares of Series A redeemable convertible preferred stock to two stockholders in exchange for forgiveness of $150,000 of loans due to those stockholders.

   On July 30, 1993, the Company issued 1,380,501 shares of Series A redeemable convertible preferred stock to three stockholders in exchange for convertible debt and unpaid accrued interest which aggregated $1,689,419. Also on July 30, 1993, the Company issued 28,000 shares of common stock valued at $175,208 to three stockholders in exchange for services.

   During the year ended December 31, 1995, the Company entered into a capital lease of $19,358 for certain operating system software.



   The accompanying notes are an integral part of these financial statements.

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cardiopulmonary Corp. (the "Company") was incorporated in the State of Delaware on March 4, 1988. The Company was formed to research, develop and commercialize cardiopulmonary support systems and disposables to provide life support for intensive care and anesthesia patients in hospitals and sub-acute facilities.

     The Company's primary activities since incorporation have been locating and outfitting a product development laboratory, business and financial planning, raising capital and research and product development.

     Significant accounting policies followed in the preparation of the financial statements are as follows:

CASH AND CASH EQUIVALENTS

     The Company invests its excess cash in a money market fund backed by U.S. Government Securities. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     As of January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115). Under this statement, the Company is required to classify its marketable securities into one or more of the following categories: held-to-maturity, trading or available-for-sale. FAS 115 requires that, except for debt securities classified as held-to-maturity, investments in debt and equity securities should be reported at fair value. Upon the sale of securities (the cost of which are determined based on the specific identification method), realized gains and losses are recorded in the statement of operations. The adoption of FAS 115 had no impact on the Company's financial position or on the results of its operations. At December 31, 1994 and 1995 and March 31, 1996 (unaudited), all of the Company's marketable securities are classified as available-for-sale.

CONCENTRATION OF CREDIT RISK

     Substantially all of the Company's cash and cash equivalents are held in one bank. The Company does not believe that it is subject to any unusual credit risk beyond the normal credit risk attendant to operating its business.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

FIXED ASSETS

     Fixed assets are recorded at cost and depreciated over their estimated useful lives of two to five years using the straight-line method. Assets held under capital leases are amortized over the shorter of the lease life or the estimated useful life of the assets. Repairs and maintenance costs are expensed as incurred.

PATENTS

     Costs associated with patents are capitalized as incurred and amortized on a straight-line basis over the legal lives or the estimated economic lives of the patents, whichever is shorter.

SOFTWARE DEVELOPMENT COSTS

     The Company incurs software development costs for the planning, design and improvement of systems incorporated in the Company's products. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of such software development costs incurred subsequent to the establishment of technological feasibility of the software and the completion of all other research and development activities associated with the product. Costs incurred by the Company between completion of such activities and the point at which the products incorporating the Company's software are ready for delivery to customers have been insignificant.

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)

                    NOTES TO FINANCIAL STATEMENTS--(Continued)


INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). FAS 109 prescribes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and operating loss and credit carryforwards. Deferred tax expense represents the change in the deferred tax asset or liability balances.

REVENUE RECOGNITION

     Revenue from product sales is recognized when the product has been shipped, all significant contractual obligations have been satisfied and collection of the related receivable is probable. To the extent that right of return provisions exist, revenue is not recognized until the expiration of such rights.

UNAUDITED PRO FORMA NET LOSS PER SHARE

     Pro forma net loss per share is determined by dividing the net loss attributable to common stockholders by the weighted average number of common stock and common stock equivalents outstanding during the period, assuming the conversion of all convertible preferred stock which will occur upon the closing of a qualified public offering of the Company's common stock as described in
Note 9.

     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin 83, common stock equivalents, although anti-dilutive, issued at prices below the offering price per share during the twelve months preceding the anticipated public offering of the Company's common stock have been included in the calculation of unauditedpro forma net loss per share using the treasury stock method as if outstanding since the beginning of eachperiod presented.

     Historical net loss per share has not been presented as the mandatorily redeemable Series A, B and C convertible preferred stock would have been omitted from the weighted average shares outstanding as they are anti-dilutive and were issued more than twelve months prior to the anticipated public offering.

ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. No such significant impairments have occurred to date.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL DATA

     The interim financial data as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are unaudited; however, in the opinion of the Company, the interim data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of the interim periods.

2. BASIS OF FINANCIAL STATEMENTS

     The accompanying financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company incurred net

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)

                     NOTES TO FINANCIAL STATEMENTS--Continued


losses of $692,821, $1,221,399 and $2,329,518 for the years ended December 31, 1993, 1994 and 1995, respectively, and at December 31, 1995 had an accumulated deficit of $7,904,069. During the three month period ended March 31, 1996, the Company incurred a net loss of $899,097 (unaudited), and at March 31, 1996 had an accumulated deficit of $8,879,383 (unaudited).

     The future viability of the Company is dependent on its ability to obtain necessary additional financing and to generate cash from operations. If the net proceeds from the offering described in this Prospectus are not received, and other financing is not available, management believes the Company could continue its operations at least through December 31, 1996 by delaying, scaling back or eliminating certain of its planned expenditures, including but not limited to research and development, clinical, marketing and manufacturing programs.

3. CASH EQUIVALENTS AND MARKETABLE SECURITIES

     As of December 31, 1994 and 1995 and March 31, 1996, the Company's investments in available-for-sale securities consist of money market fund investments of $388,783, $1,237,211 and $525,139 (unaudited), respectively. The contractual maturities of these money market investments are less than three months. These investments are carried at cost, which approximates fair market value due to the short maturity term of the money market funds. Gross unrealized gains and losses as of December 31, 1994 and 1995 and March 31, 1996 (unaudited), and realized gains and losses for the periods then ended, are not significant.

4. INVENTORIES

     Inventories consist of the following:
                                                 DECEMBER 31,       March 31,
                                                     1995             1996
                                                   --------          --------
                                                                   (UNAUDITED)

            Materials ........................     $106,872          $103,946
            Finished  goods ..................       77,360               --
                                                   --------          --------
                                                   $184,232          $103,946
                                                   ========          ========

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid expenses and other current assets consist of the following:

                                               DECEMBER 31,
                                           --------------------       MARCH 31,
                                           1994            1995         1996
                                           ----            ----       ---------
                                                                     (UNAUDITED)

      Prepaid insurance ...............   $30,923         $  --         $11,634
      Other current assets ............     6,954          4,394          7,801
                                          -------         ------        -------
                                          $37,877         $4,394        $19,435
                                          =======         ======        =======

6. FIXED ASSETS

     Fixed assets consist of the following:

                                                                               DECEMBER 31,
                                                           USEFUL LIVES     ------------------         MARCH 31,
                                                             IN YEARS       1994          1995           1996
                                                             --------       ----          ----           ----
                                                                                                      (UNAUDITED)
  Laboratory equipment ..................................       2-5       $145,006       $152,325      $152,325
  Manufacturing equipment ...............................        5             --          80,375        99,498
  Computer and office equipment .........................        5          20,301         92,757       138,583
  Assets under capital lease ............................   lease term         --          19,358        19,358
                                                                          --------       --------      --------
                                                                           165,307        344,815       409,764
  Less--accumulated depreciation and amortization .......                 (131,485)      (187,289)     (207,889)
                                                                          --------       --------      --------
                                                                          $ 33,822       $157,526      $201,875
                                                                          ========       ========      ========

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)

                    NOTES TO FINANCIAL STATEMENTS--(Continued)


     Depreciation and amortization expense on fixed assets was $35,007 in 1993, $26,795 in 1994, $49,829 in 1995 and $9,000 (unaudited) and $20,600 (unaudited)
for the three months ended March 31, 1995 and 1996, respectively, of which $5,975 in 1995 and $1,613 (unaudited) in the three months ended March 31, 1996 related to amortization of assets held under capital lease. Accumulated amortization on assets under capital lease was $5,975 at December 31, 1995 and $7,588 (unaudited) at March 31, 1996.


7. PATENTS

     Patents consist of the following:
                                                 DECEMBER 31,
                                              -----------------       MARCH 31,
                                              1994         1995         1996
                                              ----         ----       ---------
                                                                     (UNAUDITED)

  Patents, approved and pending .........   $127,491     $150,232     $163,479
  Less accumulated amortization .........    (17,344)     (22,864)     (24,485)
                                            --------     --------     --------
                                            $110,147     $127,368     $138,994
                                            ========     ========     ========

     Amortization expense on patents was $5,147 in 1993, $5,148 in 1994, $5,520 in 1995 and $1,320 (unaudited) and $1,621 (unaudited) for the three months ended March 31, 1995 and 1996, respectively.

8. CONVERTIBLE DEBT HELD BY STOCKHOLDERS AND RELATED PARTIES

     The Company entered into various unsecured convertible debt note agreements during 1991, 1992 and 1993 with three principal stockholders. Principal and interest of 12% were payable to the stockholders beginning March 20, 1992 and continuing through December 28, 1994. No interest payments were made. On July 30, 1993, all of the notes outstanding aggregating $1,380,505 and unpaid accrued interest aggregating $308,914 were converted into 1,380,501 shares of Series A redeemable convertible preferred stock.

     On December 5, 1995, the Company issued convertible debt notes to five principal stockholders, one of which is also a related distributor (see Note
12), and to a company which is controlled by an employee of the related distributor. Principal on these notes totaled $1,371,500. In March 1996, two additional notes in the aggregate principal amount of $40,000 (unaudited) were issued to employees of the related distributor. In April 1996 an additional note in the principal amount of $80,000 (unaudited) was issued to an officer of the Company. The notes bear interest at 8% per annum, and are payable on the earlier of one year from issuance or the closing of an initial public offering of the Company's common stock. These notes were converted into 298,300 shares of the Company's common stock on May 20, 1996.

WARRANTS

     In connection with the issuance of convertible debt notes in December 1995, March 1996 and April 1996, the Company granted warrants to purchase 274,300, 8,000 (unaudited) and 16,000 (unaudited) shares of common stock, respectively, at an exercise price per share of $5.00. The number of warrants and exercise price are to be adjusted for certain dilutive and anti-dilutive events. The warrants are exercisable for a period of five years from the issuance date. Warrant holders are entitled, upon exercise, to receive any cash or property dividends declared on common stock subsequent to the warrant issuance date. No such dividends have been declared to date.

     Amounts of $314,125, $9,160 (unaudited) and $18,320 (unaudited) were ascribed to the warrants issued in December 1995, March 1996 and April 1996, respectively, which amounts were recorded as discounts from the face value of the related notes. Amortization of this discount totaled $57,516 during 1995 and $84,880 (unaudited) during the three months ended March 31, 1996, which amounts are included in interest expense. The Company has reserved 300,000 shares of its common stock for the exercise of these warrants.

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)

                    NOTES TO FINANCIAL STATEMENTS--(Continued)


9. REDEEMABLE CONVERTIBLE PREFERRED STOCK

ISSUANCES

     During the period ended February 28, 1990, the Company issued 1,650,000 shares of Series A redeemable convertible preferred stock for cash proceeds of $1,472,497 and the conversion of loans due to certain stockholders totaling $150,000, net of issuance costs of $27,503. During the year ended December 31, 1993, convertible debt principal aggregating $1,380,505 plus accrued interest of $308,914 was converted into 1,380,501 additional shares of Series A preferred stock (see Note 8). Also, during the year ended December 31, 1993, the Company issued 2,196,183 shares of Series B redeemable convertible preferred stock for $1,944,406, net of issuance costs of $55,593. The Company issued 1,304,348 shares of Series C redeemable convertible preferred stock for $1,457,259, net of issuance costs of $42,741, during the year ended December 31, 1995.

CONVERSION

     Each preferred share is convertible into common stock at the option of the preferred stockholder or automatically upon the closing of a public offering of the Company's common stock in which proceeds equal or exceed $10,000,000. The number of shares of common stock to which a holder of Series A, B and C preferred stock shall be entitled upon conversion shall be based upon the conversion rates as defined by the related stockholder agreements. As of December 31, 1995 and March 31, 1996 (unaudited), Series A, B and C preferred stock are convertible into a total of 2,612,407 common shares. The conversion rates are to be adjusted for certain dilutive and antidilutive events.

REDEMPTION

     On July 1 of each year commencing on July 1, 1998, at the request of any preferred stockholder, the Company is required, unless waived in writing by two-thirds of the holders of the preferred stock, to redeem 33 1/3 percent of the Series A, B and C preferred stock at a redemption price equal to $1.00, $0.91 and $1.15, respectively, per share plus accrued and unpaid dividends through the redemption date. The Company has recorded the following charges to accumulated deficit to reflect the accretion of Series A, B and C preferred stock to redemption value:

                                                               THREE MONTHS
                              YEAR ENDED DECEMBER 31,              ENDED
                          ------------------------------         MARCH 31,
                          1993          1994        1995           1996
                          ----          ----        ----       ------------
                                                                (UNAUDITED)

Series A .............   $ 5,503       $  --        $  --          $ --
Series B .............     4,596       11,118       11,118         2,780
Series C .............       --           --        10,279         3,247
                         -------      -------      -------        ------
                         $10,099      $11,118      $21,397        $6,027
                         =======      =======      =======        ======

     Required redemption amounts for each of the five years following December 31, 1995 for Series A, B and C preferred stock, excluding any cumulative and unpaid dividends, are as follows:

                                                             REDEMPTION
             YEAR                                              AMOUNT
             ----                                              ------

            1996 ......................................      $       --
            1997 ......................................              --
            1998 ......................................        2,176,343
            1999 ......................................        2,176,343
            2000 ......................................        2,176,343

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)

                    NOTES TO FINANCIAL STATEMENTS--(Continued)


LIQUIDATION, DISSOLUTION OR WINDING UP OF THE COMPANY

     In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A, B and C preferred stock are entitled to receive, on a pro rata basis, $1.00, $0.91 and $1.15 per share, plus all accrued and unpaid dividends, respectively. Any assets remaining after the initial distribution to the preferred stockholders shall be available for distribution ratably among the common and preferred stockholders.

VOTING, REGISTRATION AND OTHER RIGHTS

     The holders of the preferred stock are entitled to vote, together with the holders of common stock, as a single class on all matters. Each preferred stockholder is entitled to the number of votes equal to the number of whole shares of common stock into which such stockholder's shares could be converted.

DIVIDENDS

     The holders of the Series A preferred stock are entitled to receive noncumulative dividends at an annual rate of at least $0.10 per share. The holders of Series B and Series C preferred stock are entitled to receive cumulative dividends at an annual rate of 8% of the initial conversion prices of $0.91 and $1.15, respectively. For Series A stockholders, dividends become payable when and if declared by the Board of Directors and have preference over common stock dividends. Series B and Series C stockholders are entitled to receive dividends annually, whether or not declared by the Board of Directors, which are payable upon liquidation, dissolution, winding-up or upon redemption of the respective preferred stock. No dividends have been declared by the Board of Directors on Series A, B and C preferred stock through December 31, 1995. Cumulative and unpaid dividends on Series B preferred stock were $227,744 and $388,505 at December 31, 1994 and 1995, respectively, and $428,695 (unaudited) at March 31, 1996. Cumulative and unpaid dividends on Series C preferred stock were $95,000 at December 31, 1995 and $125,000 (unaudited) at March 31, 1996.

UNAUDITED PRO FORMA BALANCE SHEET

     Upon the closing of the Company's initial public offering, all of the outstanding shares of Series A, B and C preferred stock (including accrued dividends) will automatically convert into 2,612,407 shares of common stock, exclusive of fractional shares. Such conversion has been reflected in the unaudited pro forma balance sheet as of March 31, 1996.

10. COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY

AMENDED CERTIFICATE OF INCORPORATION

     On March 15, 1995, the Board of Directors and stockholders unanimously approved an amendment to the Company's certificate of incorporation to authorize 4,800,000 shares of common stock, $.01 par value, 3,200,000 shares of Series A redeemable convertible preferred stock, 2,200,000 of Series B redeemable convertible preferred stock and 1,350,000 shares of Series C redeemable convertible preferred stock. On May 17, 1996, the Company amended its certificate of incorporation to increase authorized shares of common stock to 10,000,000.

     Under the March 15, 1995 amended certificate of incorporation, the Company has reserved approximately 2,700,000 shares of common stock for issuance upon conversion of the Series A, B and C redeemable convertible preferred stock.

STOCK GRANTS

     During the fiscal year ended February 28, 1990, the ten-month period ended December 30, 1990 and the year ended December 31, 1992, the Company issued 52,000, 96,000 and 96,000 shares of common stock, respectively, to certain employees. In connection with these grants, the Company recorded compensation expense in the statement of operations for related amounts earned by the employees. Additionally, the Company recorded deferred compensation expense as a reduction in stockholders' equity for unvested shares.

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)

                    NOTES TO FINANCIAL STATEMENTS--(Continued)


STOCK RESTRICTIONS

     The Company's 804,459 outstanding common shares at December 31, 1995 are subject to stock restriction agreements. The agreements provide the Company with a right of first refusal to repurchase shares offered for sale. The agreements will terminate upon an initial public offering of the Company's common stock that results in an aggregate of at least $10,000,000 in proceeds to the Company.

RESTRICTED STOCK

     On July 30, 1993, the Company issued 236,459 shares of restricted common stock to employees. The stock is restricted as to transferability, voting rights and dividends. On July 30, 1994 and 1995, 78,820 shares each became unrestricted under this plan, and on March 22, 1996, the remaining 78,819 (unaudited) shares became unrestricted.

COMMON STOCK AND WARRANT ISSUANCES

     In May 1996, the Company issued 177,000 (unaudited) shares of common stock to certain new investors with warrants to purchase 177,000 (unaudited) additional shares of common stock at an exercise price per share of $5.00. Proceeds from this offering net of issuance costs were $867,000 (unaudited), of which $152,023 (unaudited) has been ascribed to the common stock warrants. An agreement between the Company and one of the new investors requires the Company to repurchase common stock and common stock warrants from the new investor, for the greater of the fair market value of such securities or the original issue price of $500,000 plus a 25% compounded annual rate of return, if the Company ceases to maintain its principal place of business and a majority of its employees in the State of Connecticut at any time prior to the date such common stock and common stock warrants are registered under the Securities Act of 1933 or may be offered and sold pursuant to Rule 144(k) under that act.

REVERSE STOCK SPLIT

     A 2-for-5 reverse stock split of the Company's common stock became effective on May 17, 1996. All shares of common stock, options, warrants and per share amounts included in the accompanying financial statements have been adjusted to give retroactive effect to the reverse stock split for all periods presented.

NEWLY AUTHORIZED PREFERRED STOCK

     On April 24, 1996, the Company's Board of Directors authorized 1,000,000 shares of $.01 par value preferred stock, which will become effective immediately following the consummation of this offering. Preferred stock may be issued at the discretion of the Board of Directors of the Company (without stockholder approval) with such designations, rights and preferences as the Board of Directors may determine from time to time. The preferred stock may have dividend, liquidation, redemption, conversion, voting or other rights which may be more expansive than the rights of the holders of common stock.

STOCK OPTION PLANS

     On April 18, 1991, the Company adopted the Cardiopulmonary Corp. 1991 Stock Option Plan (the "1991 Plan") which provided for the granting of both incentive stock options and nonqualified stock options to employees, officers and directors of the Company. The 1991 Plan allowed for a maximum of 48,000 options to purchase shares of common stock to be issued prior to April 18, 2001. Options granted to directors of the Company could not exceed 12,000 in the aggregate and options granted to officers who were not members of the Board of Directors could not exceed 36,000 in the aggregate. All options allowed under this plan were granted and exercised prior to December 31, 1993.

     On February 15, 1995, the Company adopted the 1994 Stock Option Plan (the "1994 Plan") which provides for the granting of both incentive stock options and nonqualified stock options to employees, directors and consultants of the Company. The 1994 Plan originally allowed for a maximum of 260,000 options to purchase shares of common

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)

                    NOTES TO FINANCIAL STATEMENTS--(Continued)


stock to be issued prior to December 20, 2004. Options granted to any employee originally could not exceed 40,000 shares in any calendar year. In March 1996, the 1994 Plan was amended to increase the maximum number of options which may be granted under the plan to 400,000 (unaudited), and to increase the number of options which may be granted to any employee in any calendar year to 60,000 (unaudited). In April 1996, the 1994 Plan was further amended to increase the maximum number of options which may be granted to 600,000 (unaudited).

     The exercise price of any incentive stock option granted under the 1991 Plan or 1994 Plan shall not be less than the fair value of the stock on the date of grant or less than 110% of the fair value in the case of optionees holding more than 10% of the total combined voting power of all classes of stock of the Company. Options under both Plans are exercisable for ten years from the date of grant, except for incentive stock options granted to optionees holding more than 10% of the total combined voting power of all classes of stock, which must be exercised within five years.

     On August 31, 1995, the Company adopted the Cardiopulmonary Corp. Stock Option Plan for Non-Employee Directors (the "Non-Employee Director Plan") which provides for the granting of non-qualified stock options to non-employee members of the Company's Board of Directors. The Non-Employee Director Plan allows for a maximum of 50,000 options to purchase shares of common stock to be issued prior to August 31, 2005. The exercise price of options granted under the Non-Employee Director Plan shall not be less than the fair value of the stock on the date of grant, and the options are exercisable for ten years from the date of grant.

     Activity under the 1991 Plan, 1994 Plan and Non-Employee Director Plan since adoption is as follows:

                                                   NUMBER           EXERCISE
                                                  OF SHARES           PRICE
                                                  ---------         ---------

  Granted ....................................     18,000         $0.025
                                                  -------
 Balance at December 31, 1991 ................     18,000         $0.025

  Granted ....................................     30,000         $0.025

  Exercised ..................................     (4,500)        $0.025
                                                  -------
 Balance at December 31, 1992 ................     43,500         $0.025

  Exercised ..................................    (43,500)        $0.025
                                                  -------
 Balance at December 31, 1993 and 1994 .......        --

  Granted ....................................    198,400         $0.23 to $.625
                                                  -------
 Balance at December 31, 1995 ................    198,400         $0.23 to $.625

  Granted (unaudited) ........................    112,000         $2.50 to $3.75
                                                  -------
 Balance at March 31, 1996 (unaudited) .......    310,400         $0.23 to $3.75
                                                  =======

     Of the total options outstanding, 54,300 were exercisable at December 31, 1995 and March 31, 1996 (unaudited). If not exercised, these options will expire at various dates through 2006. Options to purchase 101,600 and 129,600 (unaudited) shares of common stock were available for future grant under the 1994 Plan at December 31, 1995 and March 31, 1996, respectively. Under the Non-Employee Directors Plan, options to purchase 10,000 shares of common stock were available for future grant at December 31, 1995 and March 31, 1996 (unaudited), respectively. On May 20, 1996, the Company granted options under the 1994 Plan to purchase an additional 128,000 (unaudited) shares of Common Stock at an exercise price of $4.375 (unaudited) per share.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (FAS 123). The Company has elected to adopt FAS 123 in 1996 through disclosure only.

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)

                    NOTES TO FINANCIAL STATEMENTS--(Continued)


11. INCOME TAXES

     The components of deferred income tax benefit follow:

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                            1993          1994           1995
                                                            ----          ----           ----
      Income tax benefit:
       Federal .......................................   $   234,000    $  430,000     $  724,000
       State .........................................        41,000       138,000        243,000
                                                         -----------    ----------     ----------
                                                             275,000       568,000        967,000
      Deferred tax asset valuation allowance .........      (275,000)     (568,000)      (967,000)
                                                         -----------    ----------     ----------
                                                         $     --       $    --        $    --
                                                         ===========    ==========     ==========

     No federal or state income taxes were payable in any years as a result of losses incurred.

     The components of deferred tax assets and valuation allowance follow:

                                                                         YEAR ENDED DECEMBER 31,
                                                                         -----------------------
                                                                           1994           1995
                                                                           ----           ----
      Deferred tax assets:
       Capitalized research and development
        costs, net ..................................................   $1,063,000     $1,254,000
       Nondeductible accrued expenses ...............................       28,000        143,000
       Research and development credit
        carryforwards ...............................................      206,000        238,000
       Net operating loss carryforwards .............................      685,000      1,312,000
       Depreciation .................................................       19,000         21,000
                                                                        ----------     ----------
       Gross deferred tax assets ....................................    2,001,000      2,968,000
       Deferred tax asset valuation allowance .......................   (2,001,000)    (2,968,000)
                                                                        ----------     ----------
                                                                        $      --      $      --
                                                                        ==========     ==========

     A reconciliation between the amount of reported income tax benefit and the amount determined by applying the U.S. federal statutory rate of 34% to the pre-tax loss follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                             ---------------------------------
                                                             1993          1994           1995
                                                             ----          ----           ----
      Loss at statutory rate ..........................  $  (236,000)  $  (415,000)   $  (792,000)
      Federal research and development credit .........      (25,000)      (69,000)       (31,000)
      Other, net ......................................       26,000         7,000         16,000
      State tax benefit, net of federal tax liability .      (40,000)      (91,000)      (160,000)
                                                         -----------   -----------    -----------
                                                            (275,000)     (568,000)      (967,000)
      Benefit of loss not recognized, increase in
        valuation allowance ...........................      275,000       568,000        967,000
                                                         -----------   -----------    -----------
                                                             $   --       $    --        $    --
                                                         ===========   ===========    ===========

     The Company has provided a full valuation allowance for net deferred tax assets, since the realization of these future benefits is not sufficiently assured as of the end of each fiscal year due to the history of recurring losses and the uncertainty surrounding future profitability. If the Company achieves profitability, these deferred tax assets would be available to offset future income tax liabilities and expense.

     At December 31, 1995, the Company had net operating loss carryforwards of approximately $3,274,000 and $2,674,000 for federal and state income tax reporting purposes, respectively. In addition, at December 31, 1995, the Company had federal research and development credit carryforwards of approximately $238,000. These carryforwards will expire in the years 2000 through 2010 if not utilized.

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)

                    NOTES TO FINANCIAL STATEMENTS--(Continued)


     In accordance with certain provisions of the Tax Reform Act of 1986, a change in ownership of greater than 50% of a Company within a three-year period will place an annual limitation on the Company's ability to utilize its existing federal net operating loss and research and development tax credit carryforwards. Such a change in ownership occurred in connection with the Company's new equity financing during 1989. In connection with such transaction, the annual limitation on the utilization of the Company's federal net operating loss and tax credit carryforwards may be substantial and the Company may not obtain material benefit from pre-change net operating losses beforethey expire.

12. RELATED PARTY TRANSACTIONS

     In March 1995, the Company entered into an agreement which granted Kontron Instruments Ltd. (the "Distributor") exclusive rights to distribute the Company's Venturi Product in Europe and certain other countries. Inconnection with the Company's Series C preferred stock offering (see Note 9), the Distributor purchased 869,565 shares of the Company's Series C preferred stock. The Company also issued $300,000 of the $1,371,500 private placement offering of convertible debt notes to the Distributor, with a warrant to purchase 60,000 shares of the Company's Common Stock (see Note 8). Interest incurred on this note during 1995 was $14,314 which includes amortization of debt discount attributable to the detachable warrants of $12,581.

     Also in conjunction with the private placement debt offering, the Company issued a convertible debt note of $40,000 and a warrant to purchase 8,000 shares of the Company's Common Stock to an entity under the control of an employee of the Distributor. Interest expense on this note during 1995 was not significant. In March 1996, the Company issued additional convertible debt notes in the aggregate principal amount of $40,000 (unaudited) to two employees of the Distributor and warrants to purchase a total of 8,000 shares of the Company's Common Stock.

     During the year ended December 31, 1995 and the three month period ended March 31, 1996, the Company shipped testing and demonstration products to the Distributor totaling $182,908 and $82,560 (unaudited), respectively. Because the Distributor has the right to return these products at a stipulated depreciated value in the event that the distribution agreement is terminated, the related revenue has been deferred. Accounts receivable totaling $66,658 and $86,560 (unaudited) were due from the Distributor as of December 31, 1995 and March 31, 1996, respectively.

13. COMMITMENTS

     The Company leases its facilities under an operating lease agreement. The Company leases certain equipment and software under noncancelable capital and operating lease agreements. Total rent expense under noncancelable operating leases was approximately $36,000, $63,000 and $85,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $16,000 (unaudited) and $21,000 (unaudited) for the three months ended March 31, 1995 and 1996, respectively. The approximate future minimum lease commitments under all noncancelable leases at December 31, 1995 are as follows:

                                                     OPERATING       CAPITAL
                                                      LEASES         LEASES
                                                      ------         ------

      1996 ........................................   $ 75,377       $ 7,230
      1997 ........................................     48,377         7,230
      1998 ........................................        308           606
                                                      --------       -------
      Total future payments .......................   $124,062        15,066
                                                      ========
      Less--Amount representing interest ..........                    1,139
                                                                     -------
      Present value of minimum lease payments .....                  $13,927
                                                                     =======

                              CARDIOPULMONARY CORP.
                        (a development stage enterprise)

                    NOTES TO FINANCIAL STATEMENTS--(Continued)


14. GOING CONCERN BASIS--FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1993 AND FOR THE PERIOD FROM JANUARY 1, 1991 THROUGH DECEMBER 31, 1993

     The accompanying statements of operations, of common stock and other stockholders' deficit and cash flows for the year ended December 31, 1993 and for the period from January 1, 1991 through December 31, 1993 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At the time of the issuance of the independent auditors' report dated March 19, 1994 on these financial statements, the Company had incurred substantial net losses during the years ended December 31, 1993 and for the period from January 1, 1991 through December 31, 1993, and the Company's continued existence was dependent upon its ability to obtain regulatory approval, generate revenue, and pay its debts as they become due. Accordingly, the independent auditors' report included a reference to the uncertainty of the Company continuing as a going concern for a reasonable period of time. Subsequent to December 31, 1993, the Company obtained additional financing and obtained regulatory approval.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

================================================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


                                   ----------


                                TABLE OF CONTENTS

                                                                PAGE
                                                                ----
               Prospectus Summary ...........................      3
               Risk Factors .................................      6
               Use of Proceeds ..............................     13
               Dividend Policy ..............................     13
               Dilution .....................................     14
               Capitalization ...............................     15
               Selected Financial Data ......................     16
               Management's Discussion and Analysis
                of Financial Condition and Results
                of Operations ...............................     17
               Business .....................................     20
               Management ...................................     32
               Certain Transactions .........................     37
               Principal Stockholders .......................     38
               Description of Capital Stock .................     40
               Shares Eligible for Future Sale ..............     42
               Underwriting .................................     44
               Legal Matters ................................     45
               Experts ......................................     45
               Additional Information .......................     46
               Index to Financial Statements ................    F-1

                                   ----------

     UNTIL _________ __, 1996 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================



================================================================================


                                2,000,000 SHARES



                                 CARDIOPULMONARY
                                      CORP.



                                  COMMON STOCK


                                   ----------

                                   PROSPECTUS

                                   ----------





                                  ADVEST, INC.

                                 CRUTTENDEN ROTH
                                  INCORPORATED


                                   ----------


                                        , 1996

================================================================================

                                     PART II


ITEM 13. Other Expenses of Issuance and Distribution.

     The following table sets forth the Company's estimates (other than the SEC registration fee and the NASD filing fee) of the expenses in connection with the issuance and distribution of the shares of Common Stock being registered, other than underwriting discounts and commissions:

     Securities and Exchange Commission registration fees .........   $  8,724
     NASD filing fee ..............................................      3,030
     Nasdaq listing fee ...........................................     32,230
     Printing and engraving expenses ..............................     85,000
     Legal fees and expenses ......................................    225,000
     Accounting fees and expenses .................................    140,000
     Blue sky fees and expenses ...................................     15,000
     Transfer agent and registrar fees ............................      3,000
     Directors and officers insurance fees ........................    100,000
     Miscellaneous expenses .......................................     88,016
                                                                      --------
       Total ......................................................   $700,000
                                                                      ========


ITEM 14. Indemnification of Directors and Officers.

     The Company's Amended and Restated Certificate of Incorporation provides that the Company shall indemnify certain persons, including officers, directors, employees and agents, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware. The Company has also entered into indemnification agreements with its current directors and executive officers. Reference is made to the Certificate of Incorporation and Form of Indemnification Agreement filed as Exhibits 3.1 and 10.15, respectively. The Company's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

     Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and its officers and directors on the one hand and the Underwriters and their respective controlling persons on the other hand against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended.

ITEM 15. Recent Sales of Unregistered Securities.

     On July 30, 1993, the Company issued and sold 2,196,183 shares of Series B Preferred Stock to certain institutional investors for a purchase price of $0.91 per share. These shares will be converted automatically into 878,471 shares of Common Stock upon the consummation of this offering for an effective price of $2.28 per share of Common Stock.

     On July 30, 1993, the Company issued an aggregate of 43,500 shares of Common Stock to certain of its employees upon the exercise of options granted under the 1991 Stock Option Plan at an exercise price of $0.03 per share.

     Since February 1995, the Company has granted options to purchase an aggregate of 438,400 shares of Common Stock under the Company's 1994 Stock Option Plan at exercise prices ranging from $0.23 to $4.38 per share. To date, no options have been exercised under the 1994 Stock Option Plan.

     On March 17, 1995, the Company issued and sold 1,304,348 shares of Series C Convertible Preferred Stock to certain institutional investors for a purchase price of $1.15 per share. These shares will be converted automatically into 521,739 shares of Common Stock upon the consummation of this offering for an effective price of $2.88 per share of Common Stock.

     In December 1995, the Company issued 8% convertible debt notes to five principal stockholders, including Kontron, and to a company controlled by an employee of Kontron. Principal on these notes totaled $1,371,500. In March 1996, two additional notes in the aggregate principal amount of $40,000 were issued to employees of Kontron. In April 1996, an additional note in the principal amount of $80,000 was issued to an officer of the Company. These notes were converted into 298,300 shares of the Common Stock on May 20, 1996.

     In connection with the issuance of the 8% convertible debt notes in December 1995, March 1996 and April 1996, the Company granted warrants to purchase 274,300, 8,000 and 16,000 shares of Common Stock, respectively, at an exercise price per share of $5.00. The number of shares issuable upon exercise of these warrants and the exercise price are to be adjusted for certain dilutive and anti-dilutive events. The warrants are exercisable for a period of five years from the issuance date.

     On May 20, 1996, the Company issued and sold 177,000 shares of Common Stock and common stock purchase warrants to purchase 177,000 shares of Common Stock at an exercise price of $5.00 per share for aggregate consideration of $5.00 for each unit of one share and a warrant to purchase one share.

     The Securities issued by the Company in the foregoing transactions were not registered under the Securities Act of 1933 in reliance upon exemptions contained in Section 4(2) thereof.

ITEM 16. Exhibits.

1         Form of Underwriting Agreement.

3.1       Form of Amended and Restated Certificate of Incorporation.

3.2       By-laws.

4         Specimen Common Stock Certificate.*

5         Opinion of Fulbright & Jaworski L.L.P.*

10.1      1994 Stock Option Plan.

10.2      Stock Option Plan for Non-Employee Directors.

10.3 Agreement of Lease, dated October 5, 1994, between SC Properties, LLC and Cardiopulmonary Corp.

10.4 Employment Agreement, dated May 20, 1996, between James W. Biondi and Cardiopulmonary Corp.

10.5 Employment Agreement, dated May 20, 1996, between N. Nicoll Snow and Cardiopulmonary Corp.

10.6 Employment Agreement, dated May 20, 1996, between Douglas M. Johnston and Cardiopulmonary Corp.

10.7 Employment Agreement, dated May 20, 1996, between Gerhardt P. Schroeder and Cardiopulmonary Corp.

10.8 Employment Agreement, dated May 20, 1996, between Robert Glinski and Cardiopulmonary Corp.

10.9 Employment Agreement, dated May 20, 1996, between Donald D. Gilmore and Cardiopulmonary Corp.

10.10 Employment Agreement, dated May 20, 1996, between Elliot Blank and Cardiopulmonary Corp.

10.11 Distribution Agreement, dated as of March 17, 1995, between Kontron Instruments, Ltd. and Cardiopulmonary Corp.+

10.12 Stock and Warrant Put Agreement, dated as of May 20, 1996, between Cardiopulmonary Corp. and Connecticut Innovations, Incorporated.

10.13     Form of Common Stock Purchase Warrants.

10.14     Registration Rights Agreement, dated as of May 20, 1996.

10.15     Form of Directors Indemnification Agreement.

10.16     Form of Representatives' Warrant.

16 Letter from Deloitte & Touche LLP respecting change in certifying accountant.

23.1      Consent of Price Waterhouse LLP.

23.2      Consent of Deloitte & Touche LLP.

23.3      Consent of King & Spalding.

23.4      Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5).

24        Power of Attorney (included on signature page).

27        Financial Data Schedule.


- ----------
+  Confidential treatment requested for certain portions of this agreement.

*  To be filed by amendment.

ITEM 17. Undertakings.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MILFORD AND STATE OF CONNECTICUT ON THE 22ND DAY OF MAY, 1996.


                                        CARDIOPULMONARY CORP.




                                        By:          /s/ JAMES W. BIONDI
                                           -------------------------------------
                                                    JAMES W. BIONDI, M.D.
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James W. Biondi and N. Nicoll Snow, his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:




/s/    JAMES W. BIONDI       Chairman, Chief Executive            May 22, 1996
- --------------------------    Officer and Director (Principal
    JAMES W. BIONDI, M.D.      Executive Officer)


/s/    N. NICOLL SNOW        Vice President, Chief Financial      May 22, 1996
- --------------------------    Officer and Secretary (Principal
       N. NICOLL SNOW          Financial and Accounting Officer)


/s/  THOMAS J. ABBENANTE     Director                             May 22, 1996
- --------------------------
     THOMAS J. ABBENANTE



/s/JOHN R. CULLINANE, JR.    Director                             May 22, 1996
- --------------------------
   JOHN R. CULLINANE, JR.



/s/     ALAN KESSMAN         Director                             May 22, 1996
- --------------------------
        ALAN KESSMAN



/s/   W. GORDON KRUBERG      Director                             May 22, 1996
- --------------------------
   W. GORDON KRUBERG, M.D.

                                  EXHIBIT INDEX

EXHIBIT                  DESCRIPTION                                        PAGE
- -------                  -----------                                        ----

1         Form of Underwriting Agreement.

3.1       Form of Amended and Restated Certificate of Incorporation.

3.2       By-laws.

4.1       Specimen Common Stock Certificate.*

5         Opinion of Fulbright & Jaworski L.L.P.*

10.1      1994 Stock Option Plan.

10.2      Stock Option Plan for Non-Employee Directors.

10.3 Agreement of Lease, dated October 5, 1994, between SC Properties, LLC and Cardiopulmonary Corp.

10.4 Employment Agreement, dated May 20, 1996, between James W. Biondi and Cardiopulmonary Corp.

10.5 Employment Agreement, dated May 20, 1996, between N. Nicoll Snow and Cardiopulmonary Corp.

10.6 Employment Agreement, dated May 20, 1996, between Douglas M. Johnston and Cardiopulmonary Corp.

10.7 Employment Agreement, dated May 20, 1996, between Gerhardt P. Schroeder and Cardiopulmonary Corp.

10.8 Employment Agreement, dated May 20, 1996, between Robert Glinski and Cardiopulmonary Corp.

10.9 Employment Agreement, dated May 20, 1996, between Donald D. Gilmore and Cardiopulmonary Corp.

10.10 Employment Agreement, dated May 20, 1996, between Elliot Blank and Cardiopulmonary Corp.

10.11 Distribution Agreement, dated as of March 17, 1995, between Kontron Instruments, Ltd. and Cardiopulmonary Corp.+

10.12 Stock and Warrant Put Agreement, dated as of May 20, 1996, between Cardiopulmonary Corp. and Connecticut Innovations, Incorporated.

10.13     Form of Common Stock Purchase Warrants.

10.14     Registration Rights Agreement, dated as of May 20, 1996.

10.15     Form of Directors Indemnification Agreement.

10.16     Form of Representatives' Warrants.

16 Letter from Deloitte & Touche LLP respecting change in certifying accountant.

23.1      Consent of Price Waterhouse LLP.

23.2      Consent of Deloitte & Touche LLP.

23.3      Consent of King & Spalding.

23.4      Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5).

24        Power of Attorney (included on signature page).

27        Financial Data Schedule.


- ----------
+  Confidential treatment requested for certain portions of this agreement.

*  To be filed by amendment.